SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SunCoke Energy, Inc.

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March 23, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of SunCoke Energy, Inc., on Thursday, May 5, 2016 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2016 Annual Meeting, including the nominees for election as directors.

As we have in the past, we are furnishing our proxy statement and other proxy materials to our stockholders over the Internet and mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled About the Annual Meeting beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2016 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet, proxy card, or voter instruction form.

Thank you for your continued support of SunCoke Energy.

Sincerely,

Frederick A. Henderson

Chairman, President and Chief Executive Officer

SunCoke Energy, Inc. | 1011 Warrenville Road | Suite 600 | Lisle, Illinois 60532 | tel (630) 824-1000 www.suncoke.com

Notice of Annual Meeting of Stockholders

to be held on May 5, 2016

The 2016 Annual Meeting of Stockholders of SunCoke Energy, Inc. will be held on Thursday, May 5, 2016 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, for the following purposes:

1.	To elect three directors, Andrew D. Africk, Robert A. Peiser and John W. Rowe, to the class of directors whose term expires in 2019;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.

You may vote at the 2016 Annual Meeting if you were a stockholder of record at the close of business on March 10, 2016. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the 2016 Annual Meeting in person. Most stockholders have three options for submitting their vote: (1) via telephone, (2) over the Internet, or (3) by mail. You may still vote in person if you attend the 2016 Annual Meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2016 Annual Meeting. If you do not instruct your broker on how to vote in the election of directors and on executive compensation, your shares will not be voted on these matters.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is March 23, 2016, and the attached proxy statement, together with our 2015 Annual Report on Form 10-K, will be made available to our stockholders on that same date. We also will begin mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them on or about that date.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and
Corporate Secretary

March 23, 2016

i

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53

OTHER INFORMATION	54
Equity Compensation Plan Information	54
Section 16(a) Beneficial Ownership Reporting Compliance	54
Future Stockholder Proposals	54
Solicitation of Proxies	55

ii

ABOUT THE ANNUAL MEETING

References to “the Company”, “SunCoke Energy”, “SunCoke”, “we”, “us” and “our” in this proxy statement mean SunCoke Energy, Inc.

Who is soliciting my vote?

The Board of Directors of SunCoke Energy, Inc. is soliciting your vote at the 2016 Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy statement and other proxy materials to stockholders on the Internet rather than mailing paper copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, in the mail, you will not receive a paper copy of these materials unless you have requested to receive paper copies. All stockholders have the ability to access our proxy statement and other proxy materials. Instructions on how to do so, or to request a printed copy, may be found on the Notice of Internet Availability. In addition, stockholders may request to receive these materials in printed form by mail on an ongoing basis. The Notice of Internet Availability also will instruct you on how you may vote your shares and how you may vote over the Internet. Note that if you are a participant in the SunCoke 401(k) Plan and have shares of our common stock allocated to your Plan account, you have the right to direct the Plan trustee regarding how to vote those shares. You automatically received a paper copy of these materials in the mail.

What am I voting on?

You are voting on:

•	Proposal 1: Election of Andrew D. Africk, Robert A. Peiser and John W. Rowe to the class of directors whose term expires in 2019 (see pages 5 through 7);

•	Proposal 2: Non-binding advisory vote to approve the compensation of our named executive officers (see page 46)

•

Proposal 3: Ratification of the of the Audit Committee’s appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see page 53); and

•	Any other business properly coming before the meeting.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors’ recommendations can be found with the description of each Proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

•	Proposal 1: “FOR” the election of each of the three nominees for director;

•	Proposal 2: “FOR” the non-binding advisory vote to approve the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Who is entitled to vote?

Only stockholders of record at the close of business on March 10, 2016 are entitled to vote at the 2016 Annual Meeting. As of that date, there were 64,148,200 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2016 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by telephone, internet or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 10, 2016 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions will be counted as shares present to determine whether a quorum exists to hold the 2016 Annual Meeting. Broker non-votes will not be counted for quorum purposes.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers do not have the discretion to vote such shares on non-routine matters, such as Proposals 1 and 2. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For Proposal 1, you may vote “FOR,” “AGAINST,” or “ABSTAIN” for each director-nominee. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote for the election of directors at the 2016 Annual Meeting is required to elect a nominee as a director. Abstentions and broker non-votes are not counted as a vote cast either “FOR” or “AGAINST” a nominee. Our By-laws set forth the procedures if a nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, any incumbent nominee for director who does not receive at least a majority of the votes cast must submit his or her resignation. The Governance Committee will evaluate the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within ninety (90) days after the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting, or until his or her successor is duly elected and qualified. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy in accordance with the applicable procedures set forth in the By-laws.

For Proposals 2 and 3, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For Proposals 2 and 3, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on these proposals at the 2016 Annual Meeting is required to approve the proposals. Abstentions will have the effect of a vote “AGAINST” these proposals. In order to be adopted, Proposals 2 and 3 each must receive more than fifty percent (50%) of the shares present in person or represented by a proxy at the meeting and entitled to vote at the meeting. Broker non-votes will have no effect on the outcome of any of the matters to be voted on in Proposals 2 and 3.

How do I vote?

You can vote either in person at the 2016 Annual Meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes:

(1)

via telephone, using the toll-free number listed on your proxy card (if you are a stockholder of record) or voting instruction form (if your shares are held by a broker, financial institution, or other nominee);

(2)	over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card or voting instruction form; or

(3)

by marking, signing, dating and mailing your proxy card or voting instruction form and returning it in the envelope provided. If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote via telephone or over the Internet by following the instructions provided on the Notice of Internet Availability or on your proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution, or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote via the telephone or over the Internet.

The deadline for voting via the telephone or over the Internet for the 2016 Annual Meeting is 11:59 p.m. Eastern Time, May 4, 2016.

Even if you plan to attend the 2016 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name,” you must request a legal proxy from your broker, financial institution or other nominee and bring that proxy to the meeting to vote in person at the meeting.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2016 Annual Meeting by:

(1)	re-voting via telephone or over the internet (only your latest telephone or internet vote will be counted),

(2)	signing and dating a new proxy card and submitting it (only your latest proxy card will be counted),

(3)	if you are a registered stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532; or

(4)	attending the 2016 Annual Meeting and voting in person.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the 2016 Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Who counts the votes?

We have retained Broadridge Financial Solutions, Inc. to act as independent inspector of election and as proxy vote tabulator. Broadridge will determine whether or not a quorum is present, will count the shares voted (including shares voted during the Annual Meeting) and will certify the election results.

Can other matters be decided at the 2016 Annual Meeting?

We are not aware of any other matters that will be considered at the 2016 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2016 Annual Meeting is open to all SunCoke Energy stockholders. You may contact Investor Relations for directions at investorrelations@suncoke.com. When you arrive at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, signs will direct you to the meeting room. You need not attend the 2016 Annual Meeting to vote.

If you wish to attend the 2016 Annual Meeting, please check the box on your proxy or voter instruction form, or as indicated on the internet voting site, or press the appropriate key if voting by telephone. If your shares are held in “street name” and you would like to attend, please also e-mail investorrelations@suncoke.com or write to Investor Relations, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. Include a copy of your brokerage account statement or an omnibus, or legal, proxy (which you can get from your broker, and which you must have and bring in order to vote in person at the meeting).

At the 2016 Annual Meeting, each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If your shares are held in “street name,” you must bring a copy of a brokerage statement, proxy or letter from the broker, financial institution or other nominee confirming ownership of shares of our common stock at the close of trading on March 10, 2016, the record date for the 2016 Annual Meeting.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 5, 2016.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are available in the “Investor Relations” section of our website at the following internet address: http://www.suncoke.com

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors currently has eight members and is divided into three classes, each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Three directors are proposed to be elected at the 2016 Annual Meeting. Each is a current director. The terms of Andrew D. Africk, Robert A. Peiser and John W. Rowe expire this year, and the Board of Directors has nominated each of them for a new three-year term that will expire at the annual meeting in 2019, or until their respective successors are elected and qualified. If any nominee is unable to serve as a director at the time of the 2016 Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the 2016 Annual Meeting.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the three nominees for director.

Certain Information Regarding Directors

Below, please find information regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2016 Annual Meeting to serve as a director of SunCoke Energy.

Nominees to Serve in a Class Whose

Term Expires in 2019

Andrew D. Africk Age: 49 Committee Membership: Governance

In February 2016, Mr. Africk was appointed as a director of SunCoke Energy, Inc., effective March 7, 2016. Mr. Africk founded Searay Capital LLC (a private investment company) in 2013. He previously spent 21 years at Apollo Global Management LLC (an alternative asset management firm), including as a senior partner responsible for Apollo’s investments in technology and communications, including Apollo’s purchases of Intelsat Ltd. (a global provider of commercial satellite services) and Hughes Communications, Inc. (a leading provider of satellite technology). Mr. Africk joined the board of directors of Alliqua Biomedical Inc. (a medical products provider) in July 2014 and currently serves on its Audit Committee. Since January 2015, he also has been a director of STR Holdings, Inc. (a solar panel development and manufacturing company), where he has served on the Audit, Compensation and Governance Committees. Mr. Africk’s previous public company board service includes Hughes Communications, Inc. (December 2005 to June 2011), where he served as Chair of the Governance Committee and a member of the Compensation Committee; Hughes Telematics, Inc. (April 2009 to June 2013), where he served as a member of the Compensation Committee; and Skyterra

Communications Inc. (June 1998 to March 2010), where he was a member of the Audit and Compensation Committees. In addition, Mr. Africk serves on several private company boards, and also is a member of the Board of Overseers of the University of Pennsylvania School of Engineering and the UCLA Science Board.

Mr. Africk has significant strategic planning, business development and managerial skills, with more than 20 years of corporate management and director experience. His proficiency in making and managing private equity investments and his extensive knowledge and experience in financing, analyzing and investing in public and private companies make him a valuable resource for SunCoke’s Board of Directors.

Robert A. Peiser Age: 67 Committee Membership: Compensation

In February 2016, Mr. Peiser was appointed as a director of SunCoke Energy, Inc., effective March 7, 2016. Mr. Peiser is engaged in active service on public as well as private corporate and not-for-profit boards. From 2008 to May 2010, Mr. Peiser served as the Chief Executive Officer and Chairman of the Board of Omniflight Helicopters, Inc. (an air medical services provider). From April 2002 through January 2008, he was President, CEO and a director of Imperial Sugar Company (a refiner and marketer of sugar products). Mr. Peiser has been a director of USA Truck, Inc. (intermodal transportation and logistics services provider) since February 2012 and has been its Chairman since November 2012. His previous public company board service includes Standard Register Company (October 2013 to November 2015), where he served as chair of its Compensation Committee and was a member of its Governance Committee; Primary Energy Recycling Corp. (June 2013 to December 2014), where he served as Chairman of the Board and was a member of the Audit, Compensation and Governance Committees; Team Industrial Services, Inc. (July 2007 to September 2012), where he was a member of the Audit, Compensation and Executive Committees; Solutia, Inc. (February 2008 to July 2012), where he served as chair of the Governance Committee and was a member of the Risk Committee; and Signature Group Holdings, Inc. (June 2010 to May 2011) where he served as Vice Chairman and was chair of the Audit Committee. Mr. Peiser also is the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors.

Mr. Peiser is an experienced senior-level corporate executive with general operations, financial management, sales and marketing, strategic planning, corporate restructuring and business development experience. He has operated as chief executive officer and/or chief financial officer of both public and private companies in several industries, including transportation services, energy, food processing, retailing, distribution and telecommunications.

John W. Rowe (Lead Director) Age: 70 Committee Membership: Executive, Governance (Chair)

In January 2012, Mr. Rowe was elected as a director of SunCoke Energy, Inc., effective April 1, 2012. On March 12, 2012, Mr. Rowe retired as Chairman, Chief Executive Officer and director of Exelon Corporation, or Exelon (an electric utility company), and as a director of Commonwealth Edison Company and PECO Energy Company, both subsidiaries of Exelon. He served as a director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000. He served as Chairman and Chief Executive Officer of Exelon since April 2002. At various times since 2000, he also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is a director of Northern Trust Corporation (an international financial services company), where he serves as Lead Director, chair of its Corporate Governance Committee and as a member of its Compensation and Benefits and Executive Committees. Mr. Rowe also joined the Board of Directors of The Allstate Corporation (an insurance company) in 2012 and serves as a member of its Compensation and Succession Committee and its Nominating and Governance Committee. In October 2013, Mr. Rowe was elected to the board of directors of American DG Energy, Inc. (a supplier of low-cost energy to customers through distributed power generating systems). Effective December 31, 2011, Mr. Rowe retired as a director of Sunoco, Inc. (a transportation fuel provider with interests in logistics) and as chair of its Corporate Responsibility Committee and as a member of its Compensation and Executive Committees.

Mr. Rowe, with nearly 30 years of experience with electric utility companies in various positions, including serving as Chief Executive Officer of Exelon, has senior management-level experience and general operations and manufacturing experience. Mr. Rowe possesses senior management-level strategic planning, business development and managerial experience, as well as health, environment and safety oversight experience. Additionally, Mr. Rowe possesses government relations, regulatory agency and legal experience by virtue of his position as Chief Executive Officer at Exelon and prior business experience and education.

Continuing Directors — Term Expires in 2017

Robert J. Darnall Age: 78 Committee Membership: Audit, Governance

Mr. Darnall was elected as a director of SunCoke Energy, Inc. in June 2011. Following a 36-year career at Inland Steel Industries, Inc., or Inland (a carbon steel manufacturer and processor/distributor of industrial materials), Mr. Darnall retired as Chairman, President and Chief Executive Officer in late

1998 and joined Ispat International N.V., or Ispat International (a carbon steel manufacturer), as President and Chief Executive Officer of Ispat North America until early 2000. Mr. Darnall served as an independent director of United States Steel Corporation (an integrated steel producer of flat-rolled and tubular products) from 2001 until 2010, Sunoco, Inc. (a transportation fuel provider with interests in logistics) from 2000 until 2010, Cummins, Inc. (a diesel and natural gas engine designer, manufacturer and distributor) from 1989 to 2010 and Pactiv Corporation (a consumer and foodservice/food packaging products producer) from 2000 to 2010. Mr. Darnall currently serves on the board of trustees of Rush University Medical Center, the Museum of Science and Industry and the Glenwood Academy.

Mr. Darnall is an experienced corporate executive with over 38 years of senior-level management experience in the steel industry and expertise in sourcing and logistics. Mr. Darnall also possesses health, environment and safety experience by virtue of his oversight experience as the former Chief Executive Officer of Inland and the head of Ispat International’s North American operations, both companies having a health, environment and safety risk profile similar to SunCoke’s steel industry customers.

Peter B. Hamilton Age: 69 Committee Membership: Compensation (Chair)

Mr. Hamilton was elected as a director of SunCoke Energy, Inc. in June 2011. Mr. Hamilton is the former Senior Vice President and Chief Financial Officer of Brunswick Corporation (a global designer, manufacturer and marketer of recreation products), a position he held from September 2008 until his retirement in February 2013. Mr. Hamilton returned to Brunswick Corporation in September 2008 after retiring from the company in 2007. He was President of the Life Fitness division of Brunswick Corporation from 2005 to 2006 and President of the Brunswick Boat Group from 2006 to 2007. He also served as Vice Chairman of the Board of Brunswick Corporation from 2000 until his initial retirement in 2007. Mr. Hamilton has served on the Board of Directors of Spectra Energy Corp. (a natural gas and crude oil infrastructure company) since 2007, where he currently chairs the Audit Committee and is a member of the Corporate Governance Committee. He joined the Board of Directors of Oshkosh Corporation (a designer, manufacturer and marketer of specialty vehicles and vehicle bodies) in 2011 and is the chair of its Human Resources Committee and a member of its Audit Committee. Mr. Hamilton currently serves as a director of the American Arbitration Association.

Mr. Hamilton is an experienced corporate executive with a background in management, law, finance and government. Prior to joining Brunswick, Mr. Hamilton served in various positions at Cummins Inc., or Cummins (a diesel and natural gas engine designer, manufacturer and distributor), including Chief Financial Officer. Prior to his tenure at Cummins, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government and was an officer in the U.S. Navy.

James E. Sweetnam Age: 63 Committee Membership: Audit, Compensation

Mr. Sweetnam was elected as a director of SunCoke Energy, Inc. in January 2012. Mr. Sweetnam served as President, Chief Executive Officer and a director of Dana Holding Corporation, or Dana (a motor vehicle parts supplier), from July 2009 until November 2010. From 1997 until June 2009, Mr. Sweetnam served in senior management positions at Eaton Corporation, or Eaton (a global diversified power management company), including as President of the Truck Group from 2001 until June 2009. Prior to joining Eaton, Mr. Sweetnam spent 10 years with Cummins, Inc. (a diesel and natural gas engine designer, manufacturer and distributor) in a variety of senior management positions. He currently serves on the Board of Directors of LMI (a private, not-for- profit corporation that provides management consulting, research and analysis to governments and other nonprofit organizations) and is a member of its Audit and Governance Committees. From February 2007 until its acquisition by Berkshire Hathaway Inc. in September 2011, Mr. Sweetnam served as a director of Lubrizol Corporation (a specialty chemicals company) and as a member of its Audit, Nominating and Governance and Organization and Compensation Committees. Mr. Sweetnam is currently a member of the faculty of the Ross School of Business at the University of Michigan.

Mr. Sweetnam is an experienced corporate executive with senior-level management experience, including service as Chief Executive Officer at Dana, with general operations, manufacturing and engineering experience and a background in international business development and management. Mr. Sweetnam also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at Eaton.

Continuing Directors — Term Expires in 2018

Frederick A. Henderson (Chairman) Age: 57 Committee Membership: Executive (Chair)

Mr. Henderson was elected as Chairman and Chief Executive Officer of SunCoke Energy, Inc. in December 2010. He also served as a Senior Vice President of Sunoco, Inc. (a transportation fuel provider with interests in logistics) from September 2010 until our initial public offering in July 2011. In July 2012, Mr. Henderson was named Chief Executive Officer and appointed as Chairman of the Board of Directors of SunCoke Energy Partners GP, LLC, the general partner of the publicly traded master limited partnership of which we are sponsor. From February 2010 until September 2010, he was a consultant for General Motors LLC, and from March 2010 until August 2010, he was a consultant for AlixPartners LLC (a business consulting firm). He was President and Chief Executive Officer of General Motors (a global automotive company) from April 2009 until December 2009. He was President and Chief Operating Officer of General Motors from March 2008 until March 2009. He was

Vice Chairman and Chief Financial Officer of General Motors from January 2006 until February 2008. He was Chairman of General Motors Europe from June 2004 until December 2005. In addition, Mr. Henderson is a director of Marriott International, Inc. (a worldwide lodging and hospitality services company), where he serves as chair of the Audit Committee. Mr. Henderson also is a trustee of the Alfred P. Sloan Foundation and is the chair of its Audit Committee. Mr. Henderson previously served as a director of Compuware Corp. (a technology performance company), where he served as chair of its Audit Committee, and was a member of its Nominating/Governance and Advisory Committees.

Mr. Henderson, having worked for over 27 years at General Motors and over four years at SunCoke, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial and management development and compensation experience. Mr. Henderson also possesses diverse international experience (by virtue of his prior experience at General Motors, including his service as Vice President and Managing Director of General Motors do Brasil; Group Vice President and President of General Motors, Latin America, Africa and Middle East; President of General Motors Asia Pacific; and Chairman of General Motors Europe) and health, environment and safety experience (by virtue of his oversight experience at General Motors). Additionally, Mr. Henderson possesses financial expertise by virtue of his education (an MBA from Harvard Business School) and experience (including Vice Chairman and Chief Financial Officer of General Motors).

Alvin Bledsoe Age: 68 Committee Membership: Audit (Chair)

Mr. Bledsoe was elected as a director of SunCoke Energy, Inc. in June 2011. From 1972 until his retirement from the firm in 2005, Mr. Bledsoe served in various senior roles at PricewaterhouseCoopers LLP, or PwC (an international accounting firm). In 2007, he joined the Board of Directors of Crestwood Gas Services GP LLC, the general partner of Crestwood Midstream Partners LP (a natural gas and crude oil logistics master limited partnership), formerly Quicksilver Gas Services. Upon the October 2013 merger and subsequent related corporate restructuring between Crestwood Midstream Partners LP, Inergy, L.P. and Inergy Midstream, L.P., Mr. Bledsoe was appointed to the Boards of Crestwood Midstream GP LLC, the general partner of Crestwood Midstream Partners LP and Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP (a natural gas and crude oil logistics master limited partnership holding company), where he chaired the Audit Committees of both companies. In 2015, Crestwood Equity Partners L.P. acquired Crestwood Midstream Partners L.P. and eliminated the need for a separate Board of Directors at Crestwood Midstream GP LLC. Following this acquisition, Mr. Bledsoe is a director of Crestwood Equity GP LLC, and is the chair of its Audit Committee. From May 2007 to August 2010, Mr. Bledsoe served as a member of the Archuleta County Colorado Financial Advisory Task Force.

Mr. Bledsoe is an experienced finance and public accounting executive, having spent his entire 33-year career with PwC. By virtue of his experience, Mr. Bledsoe is knowledgeable about finance, merger and acquisition transactions and major cost restructurings and possesses knowledge of the mining, utilities and energy industries. In addition, he brings relevant industry expertise, having served clients within these industry sectors and having served as the global leader for PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group. While at PWC, Mr. Bledsoe also gained experience working with boards of directors by interfacing with the boards of directors of his clients.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors is composed of a majority of independent directors and our Audit, Compensation and Governance Committees are each composed entirely of independent directors. Our Executive Committee is composed of one employee director and one independent director.

The following table shows the current membership of our Committees:

Name	Executive	Audit	Compensation	Governance

Frederick A. Henderson	✓*
John W. Rowe	✓			✓*
Andrew D. Africk				✓
Alvin Bledsoe		✓*
Robert J. Darnall		✓		✓
Peter B. Hamilton			✓*
Robert A. Peiser			✓
James E. Sweetnam		✓	✓

*	Denotes Committee Chair

Meeting Attendance

The Board of Directors held seven regular meetings and eight special meetings in fiscal 2015. Each director who served in fiscal 2015 attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings of the Committees on which he or she served during the periods that he or she served in fiscal 2015.

Executive Committee

The Executive Committee is composed of Messrs. Henderson and Rowe and is chaired by Mr. Henderson. The Executive Committee exercises the powers and authority of the Board of Directors to direct the business and affairs of SunCoke Energy in intervals between meetings of the Board of Directors and to implement the policy decisions of the Board of Directors. Actions taken by the Executive Committee are reported to the Board of Directors at its next meeting. There were no meetings of the Executive Committee in fiscal 2015.

The Board of Directors has adopted a written charter for the Executive Committee, which is available on our corporate website at www.suncoke.com.

Audit Committee

The Audit Committee is composed of Messrs. Bledsoe, Darnall and Sweetnam. It is chaired by Mr. Bledsoe. The Board of Directors has determined that Messrs. Bledsoe, Darnall and Sweetnam are independent directors for purposes of serving on an audit committee under applicable SEC and New York Stock Exchange (or NYSE) requirements. The Board of Directors also has determined that Messrs. Bledsoe, Darnall and Sweetnam are financially literate and have accounting or related financial management expertise as required by the applicable rules of the NYSE and qualify as “audit committee financial experts” as defined by the applicable rules of the SEC.

The Audit Committee assists the Board of Directors in (1) the appointment, evaluation and compensation of the Company’s independent auditor, (2) the review and monitoring of the Company’s financial statements and disclosures, (3) pre-approval of audit services, internal control-related services and permitted non-audit services, (4) oversight and monitoring of the Company’s internal audit function and independent auditors and (5) monitoring compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.suncoke.com. The Audit Committee met 12 times in fiscal 2015.

Compensation Committee

The Compensation Committee is composed of Messrs. Hamilton, Peiser and Sweetnam and is chaired by Mr. Hamilton. The Compensation Committee is responsible for the approval, evaluation and oversight of all compensation plans, policies and programs for the executive officers and certain other employees of SunCoke Energy and its subsidiaries. The Compensation Committee also has sole authority over the appointment, evaluation and compensation of any independent compensation consultant it uses in the evaluation of executive officer compensation.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.suncoke.com. The Compensation Committee met four times in fiscal 2015.

Governance Committee

The Governance Committee is composed of Messrs. Africk, Darnall and Rowe and is chaired by Mr Rowe. The Governance Committee (1) assists the Board in identifying individuals qualified to become Board members, (2) recommends to the Board director nominees to be considered by stockholders, (3) recommends Corporate Governance Guidelines to the Board, (4) leads the Board in its annual review of Board performance, (5) recommends to the Board nominees for each Board committee, and (6) reviews the form and amount of director compensation and makes recommendations to the Board regarding the Company’s director compensation program.

The Board of Directors has adopted a written charter for the Governance Committee, which is available on our corporate website at www.suncoke.com. The Governance Committee met three times in fiscal 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or ever was an officer or employee of SunCoke Energy or any of our subsidiaries. In addition, none of our executive officers served on any compensation committee or any board of directors of another company, of which any of our directors was also an executive officer.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors, upon the recommendation of the Governance Committee, has determined that each of our non-management directors who serves as a director is “independent” under the applicable rules of the NYSE and the SEC and is free of any direct or indirect material relationship with SunCoke Energy or its management.

Board Leadership Structure

The current leadership structure of the Board of Directors includes our Chairman, President and Chief Executive Officer and an independent Lead Director. Pursuant to our Corporate Governance Guidelines, the Chairman of the Governance Committee acts in the role of Lead Director.

The Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is the most appropriate for SunCoke Energy at this time. Having one person as Chairman and Chief Executive Officer provides unified leadership and direction to SunCoke Energy and strengthens the ability of the Chief Executive Officer to develop and implement strategic initiatives and respond efficiently in crisis situations. The Board of Directors also believes the combination of the Chairman and Chief Executive Officer positions is appropriate in light of the substantial independent oversight provided by the Board of Directors.

The Lead Director’s duties are described in our Corporate Governance Guidelines and include: (1) the authority to chair those meetings of the Board of Directors at which the Chairman is not present and (2) the authority to preside at executive sessions of the independent directors. The Lead Director also provides advice and counsel, as needed, to the Chairman, President and Chief Executive Officer on various strategic issues and Board of Directors and Committee matters. In addition, the Lead Director leads the Board of Directors and Committee self-evaluation process and leads the independent directors in an annual evaluation of the Chief Executive Officer.

Except for our Chief Executive Officer, Mr. Henderson, the Board of Directors is composed entirely of independent directors. The Audit, Compensation and Governance Committees are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chairman and Chief Executive Officer.

Director Qualifications

The Governance Committee annually reviews the qualifications and experience of current directors and identifies specific competencies required in director nominees. Director-nominees should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. The Board of Directors also considers ethnic and gender diversity. Directors also are expected to devote sufficient time and effort to their duties as members of the Board of Directors.

Risk Oversight

In accordance with NYSE requirements, the Audit Committee charter provides that the Audit Committee is responsible for reviewing and discussing SunCoke Energy’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. On a regular basis, our officers who are responsible for monitoring and managing SunCoke Energy’s risks, including our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Chief Compliance Officer, make reports to the Audit Committee. The Audit

Committee, in turn, reports to the full Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management by engaging in periodic discussions with our officers as it may deem appropriate. In addition, each of our Committees considers the risks within its areas of responsibility. For example, the Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls, and the Compensation Committee considers the risks that may be implicated by our executive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. We believe that the leadership structure of our Board of Directors supports its effective oversight of our risk management.

Executive Sessions

The independent directors met in executive sessions separate from management six times during fiscal 2015. The Lead Director presides at executive sessions of the independent directors.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: (1) Board of Directors composition and director qualifications, (2) operations of the Board of Directors, (3) responsibilities of the Board of Directors and (4) Committee structure and responsibilities. The Corporate Governance Guidelines are posted on our corporate website at www.suncoke.com.

Review of Related Person Transactions

The Board of Directors has adopted a written policy that applies to interested transactions with related parties. For purposes of the policy, interested transactions include transactions, arrangements or relationships involving amounts greater than $100,000 in the aggregate in which we are a participant and a related person has a direct or indirect interest. Related persons are deemed to include executive officers, directors, director-nominees, owners of more than five percent of our common stock or an immediate family member of the preceding group. The policy provides that the Governance Committee is responsible for the review and approval of all related person transactions.

The Governance Committee reviews the material facts of all interested transactions that require its approval and either approves or disapproves of the entry into the interested transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of an interested transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the Governance Committee. As part of its review and approval of a related person transaction, the Governance Committee considers, among other things, whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our related person transactions policy also provides that certain interested transactions will have standing pre-approval from the Governance Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Board of Directors or the Compensation Committee; (2) employment of an immediate family member of a director, director nominee or executive officer with compensation that does not exceed $120,000; (3) director compensation that is disclosed in the proxy statement; (4) transactions with companies where the business is less than the larger of $1 million or two percent of the other company’s total revenues; (5) certain charitable contributions; (6) transactions where all stockholders receive proportional benefits; (7) transactions involving competitive bids; (8) regulated transactions; (9) certain banking services; and (10) certain transactions available to all employees or third parties generally.

Director Attendance Policy

Directors are expected to attend Board of Directors meetings and meetings of Committees on which they serve, as well as our annual meeting of stockholders. All the directors attended our annual meeting of stockholders in fiscal 2015.

Indemnification Agreements

Our directors are asked to enter into individual Indemnification Agreements with SunCoke Energy when joining the Board of Directors. The Indemnification Agreement is the same for each director and provides contractual indemnification in addition to the indemnification provided in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The Indemnification Agreement provides each director with indemnification to the fullest extent permitted by law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that we will indemnify each director against expenses, liabilities, losses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director is or was our director or by reason of the fact that the director is or was serving at our request as a director, officer, manager, trustee, fiduciary, employee or agent of another entity, with certain stated exceptions. In addition, under the Indemnification Agreement, we are obligated to advance payment to each director for all expenses reasonably incurred by such director with respect to the events or occurrences specified above, provided that the director must repay the advanced expenses to the extent that it is ultimately determined that the director is not entitled to indemnification under the terms of the Indemnification Agreement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller and other senior financial officers. The Code of Business Conduct and Ethics is posted on our corporate website at www.suncoke.com.

Communications with the Board

Stockholders and other interested persons may communicate any concerns they may have regarding SunCoke Energy to the attention of the Board of Directors or to any specific member of the Board of Directors, including the Lead Director, by writing to the following address:

SunCoke Energy, Inc.

c/o Corporate Secretary

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Communications directed to the independent directors as a group should be sent to the attention of the Lead Director, c/o the Corporate Secretary, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the Board of Directors may communicate those concerns to the Audit Committee or its Chair, c/o the Corporate Secretary, using the address indicated above.

Governance Committee Process for Director Nominations

The Governance Committee evaluates potential director candidates and makes recommendations to the Board of Directors. Candidates may be identified by current directors, by a search firm or by stockholders. The Governance Committee may engage the services of a third-party consultant to assist in identifying and screening potential candidates. The Governance Committee’s evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board of Director’s requirements at the time, consideration of the candidate’s independence as measured by the Board of Director’s independence standards and any other considerations that the Governance Committee deems appropriate. Candidates should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. Ethnic and gender diversity also are considered. At least annually, the Governance Committee reviews the criteria for the nomination of director candidates and approves changes to the criteria, as appropriate. Following its evaluation process, the Governance Committee recommends candidates to the full Board of Directors. The Board of Directors makes the final determination regarding a candidate based on its consideration of the Governance Committee’s recommendation. Candidates recommended by our stockholders will be evaluated on the same basis as candidates recommended by current directors, search firms, or third-party consultants.

DIRECTOR COMPENSATION

The compensation program for our independent directors is designed to attract experienced and highly qualified directors, provide appropriate compensation for their time, efforts, commitment and contributions to SunCoke Energy and our stockholders and align the interests of the independent directors and our stockholders.

Annual Retainer

During 2015, the annual retainer for our independent directors was comprised of $70,000 in cash and $110,000 of our common stock. The Lead Director, all Committee Chairs and all Audit Committee members receive an additional annual retainer for their service. During 2015, the Lead Director received a $30,000 cash retainer, the Audit Committee Chair received a $25,000 cash retainer, the Compensation Committee Chair received a $15,000 cash retainer, all other Committee Chairs received a $10,000 cash retainer, and each Audit Committee member (other than the Audit Committee Chair) received a $10,000 cash retainer. SunCoke Energy does not pay meeting fees. The table below summarizes the current structure of our independent director compensation program:

BOARD SERVICE
Annual Retainer (Cash Portion)	$70,000
Annual Retainer (Stock Portion)	$110,000

COMMITTEE SERVICE
Annual Lead Director Retainer	$30,000
Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• All Other Committee Chairs	$10,000
Annual Audit Committee Member Retainer	$10,000

Retainer Stock Plan

The SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, or Retainer Stock Plan, provides for the payment of a portion of the independent directors’ annual retainer in the form of our common stock. The Retainer Stock Plan also allows each independent director to elect to receive payment of all or a portion of his or her cash retainer(s) in the form of our common stock. Payments pursuant to the Retainer Stock Plan are made quarterly in the number of shares of our common stock determined by dividing one-fourth of the aggregate portion of the annual retainer payable in our common stock by the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director’s Deferred Compensation Plan

The SunCoke Energy, Inc. Directors’ Deferred Compensation Plan, or Directors’ Deferred Compensation Plan, permits independent directors to defer a portion of their stock and cash compensation. Payments of compensation deferred under the Directors’ Deferred Compensation Plan will be made at, or commence on, January 15 of the calendar year following the calendar year in which an independent director ceases to provide services to SunCoke Energy, with any successive annual installment payments to be made no earlier than January 15 of each such year. Each independent director has the option to designate his or her deferred compensation as share units, cash units or a combination of both. Cash units accrue interest at a rate set annually by the Governance Committee. A share unit is treated as if it were invested in shares of our common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units.

Share units are settled in cash based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director Stock Ownership Guidelines

Each independent director is expected to own the lesser of: (i) 15,000 shares of our common stock, or (ii) shares of our common stock with a market value equal to at least five times the independent director’s annual cash retainer. SunCoke common share units credited to an independent director’s deferred compensation account under the Directors’ Deferred Compensation Plan will be counted for purposes of determining compliance with these guidelines. Once the applicable guideline ownership level has been attained, compliance will not otherwise be affected by a subsequent decline in the trading price of SunCoke common stock. Our directors are allowed a five-year phase-in period to reach their respective stock ownership goals in order to comply with the applicable guidelines. As of December 31, 2015, all of our independent directors, at that date, were in compliance with the guidelines. Messrs. Africk and Peiser were appointed as independent directors effective March 7, 2016, and each will have five years to meet their respective stock ownership goals.

Director Compensation Table

The following table sets forth the compensation for our independent directors in fiscal 2015:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert J. Darnall	80,000	110,000	—	—	—	—	190,000
Alvin Bledsoe	95,000	110,000	—	—	—	—	205,000
Peter B. Hamilton	85,000	110,000	—	—	—	—	195,000
Karen B. Peetz (3)	80,000	110,000	—	—	—	—	190,000
John W. Rowe (4)	95,889	110,000	—	—	—	—	205,889
James E. Sweetnam	80,000	110,000	—	—	—	—	190,000
(1)

The amounts in this column include all cash retainers paid, or deferred pursuant to the Directors’ Deferred Compensation Plan. Ms. Peetz and Mr. Sweetnam deferred their cash compensation into the Directors’ Deferred Compensation Plan.

(2)

The amounts in this column represent the grant date fair value of the stock retainer payments paid to each director in fiscal 2015 as of the date of each quarterly payment, calculated pursuant to FASB ASC Topic 718. The number of shares granted to each non-employee director was determined by dividing the $27,500 quarterly stock retainer payment by the average closing price of a share of common stock for the ten trading days preceding the date of grant. Ms. Peetz and Messrs. Bledsoe, Rowe and Sweetnam deferred their awards into the Directors’ Deferred Compensation Plan.

(3)

Ms. Peetz resigned from SunCoke Energy’s Board of Directors effective February 18, 2016, to focus on her other professional commitments, including her role as President of The Bank of New York Mellon Corporation (BNY Mellon). Ms. Peetz had been a director of SunCoke Energy since June 2012, during which time she served as a member of the Audit and Governance Committees. Ms. Peetz’s departure was not due to any disagreement with SunCoke Energy on any matter relating to its operations, policies or practices.

(4)	Effective May 7, 2015, Mr. Rowe succeeded Mr. Darnall as Lead Director and Chair of the Governance Committee.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Compensation Committee:

•	Peter B. Hamilton (Chair)

•	Robert A. Peiser

•	James E. Sweetnam

Compensation Discussion and Analysis (“CD&A”)

The following CD&A describes the material elements of the 2015 compensation and benefits programs for our named executive officers, or NEOs. Our NEOs for 2015, which consist of those executive officers who appear in the Summary Compensation Table, were:

(1)	Frederick A. Henderson, our Chairman, President and Chief Executive Officer;

(2)	Fay West, Senior Vice President and Chief Financial Officer;

(3)	P. Michael Hardesty, Senior Vice President Commercial Operations, Business Development, Terminals and International Coke;

(4)	Katherine T. Gates, Senior Vice President, General Counsel and Chief Compliance Officer;

(5)	Gary P. Yeaw, Senior Vice President, Human Resources;

(6)	Michael J. Thomson, former President and Chief Operating Officer; and

(7)	Denise R. Cade, former Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer.

The CD&A is organized into six sections:

SECTION 1 -- EXECUTIVE SUMMARY

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

SECTION 3 -- ELEMENTS OF EXECUTIVE COMPENSATION

SECTION 4 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND

                             USE OF MARKET DATA

SECTION 5 -- PAY MIX, OPPORTUNITY AND LEVERAGE

SECTION 6 -- OTHER COMPENSATION INFORMATION

SECTION 1 -- EXECUTIVE SUMMARY

Executive pay is linked to the execution of the Company’s business strategy and operating plan. SunCoke’s business strategy consists of the following elements:

•	Maintain a consistent focus on operational excellence, safety and environmental stewardship

•	Pursue long-term growth through expansion and transformation

•	Maintain our technology advantage through the development or acquisition of new technologies

•	Maintain liquidity and financial flexibility to facilitate growth

2015 was a particularly challenging year for the steel and coal sectors as a whole. The economic slowdown in China and reduced drilling activity due to low energy prices contributed to a worldwide oversupply of steel which impacted both our customers’ pricing and the demand for coke. These same forces, along with the low price of natural gas, also impacted the domestic coal industry.

Despite these challenges, we accomplished many of our business objectives. We significantly expanded our Coal Logistics platform by acquiring Convent Marine Terminal, which was accretive to earnings in 2015. We took actions to mitigate the impact of the declining coal market by rationalizing our coal mining footprint, including workforce reductions and moving towards a more outsourced coal mining model. We also took significant actions to streamline our organization and reduce corporate costs.

From an operational perspective, we continued our track record of strong environmental and safety performance across our plants and terminals. Our domestic cokemaking operations, other than our Indiana Harbor plant, achieved solid, steady results in 2015. At our Indiana Harbor facility, we fell short of expectations on production and costs; however, in the second half of 2015, we shifted our focus to plant stabilization and implemented a new, more holistic approach to oven rebuilds which we expect will help us improve performance in 2016. Our Coal Logistics and Brazil coke business posted solid results despite the challenging industry backdrop.

In terms of capital structure, we successfully executed the dropdown of a 98% interest in our Granite City cokemaking facility to SunCoke Energy Partners, L.P. (SXCP). During 2015, we returned approximately $64 million to SunCoke shareholders through dividends and share repurchases. However, as a result of deteriorating conditions in the steel and coal sectors, we took a number of actions in the second half of 2015 to increase liquidity, including the suspension of our dividend.

While we were able to accomplish many of our objectives in this challenging environment, our stock price declined significantly in 2015. Our shareholders felt the impact through the declining stock price and suspension of our dividend. Our executives also felt the impact of these challenges through our compensation programs, which are highly performance-based. This is evidenced by:

•

The value of prior years’ unvested equity compensation awards, which constitute 40% to 64% of an NEO’s total compensation, fell by approximately 80%. The current value of the Mr. Henderson’s prior equity awards is 6% of the grant date value, and the value of the current NEOs’ prior equity awards is 12% of the grant date value. All outstanding stock option awards are out-of-the-money.

•	Annual incentive awards for 2015 averaged 71.0% of target.

•	Our performance share plan paid out at 25.6% of target for the three year period that ended in 2015, with the stock price at the end of the period being significantly lower than when granted.

To put the performance-based linkage into perspective, it is important to consider not just the target pay levels, but also the realizable pay for the executives at year-end and how this value tracks with shareholder returns. The chart below shows that the CEO’s realizable pay tracks the trend of the shareholder return and that it was significantly below his target pay in four of the past five years.

Realizable pay is the actual base salary and annual bonus earned in each year, plus the value of equity awards at the end of each fiscal year. The value of the equity awards is calculated as: (a) RSU awards received in the last three years; (b) in-the-money value of stock options received in the last three years; and (c) PSU awards granted in the last three years based on the projected payout at the end of each fiscal year. For each year’s realizable pay value, the sum of equity awards was divided by a factor of three to determine the annualized value of equity. Note that since SunCoke did not become a public company until 2011, the 2011 realizable pay bar includes only the equity awards granted in the first year, and the 2012 bar shows the equity awards granted in the first two years divided by a factor of two.

It is important to keep in mind that many of the compensation decisions, in particular the equity grants made in 2015, which are disclosed in the Summary Compensation Table, were made prior to the development of the significant challenges in the industry. For example, the equity grants in 2015 were made when the trading price of SunCoke’s common stock was $16.90 per share. Since that time, management and the Committee have made several changes to the compensation programs to address the challenges facing the industry. Going into 2016, we have taken several steps to reduce our compensation costs, further align compensation with shareholders and enhance the pay-for-performance linkage of our programs, including:

•     Eliminating the service-based restricted stock unit component of the long-term incentive structure (LTI) for NEOs.

•     Reducing the portion of the total LTI that is granted in stock options and increasing the performance share unit (PSU) portion.

•     For the CEO and the other NEOs, half of the stock options were granted as at-market options and the other half as performance-based options with a performance vesting requirement that the trading price of the Company’s common stock close at or above $9.50/share for at least fifteen days during the three-year period following the grant date.

•      To manage share usage, we shifted a portion of pay for each NEO from equity to the annual cash incentive plan.

•      The CEO recommended, and the Board approved, a reduction in his total compensation of 25% to recognize the industry challenges as detailed below:

¡            Reduced base salary by 13%;

¡            Shifted a portion of equity compensation into annual incentive compensation, resulting in a 19% increase in target bonus; and

¡           Reduced value of total equity by 42%, a portion of which was due to the shift into annual incentive compensation

•      We also are suspending Company contributions to our Savings Restoration Program, which will save approximately $250,000 in 2016.

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

The principles of our compensation strategy are tied to increasing stockholder value over the long-term and are as follows:

•

Our compensation structure has a strong performance orientation, with a significant portion of pay at risk based on performance. The level of pay at risk increases progressively at positions of greater responsibility.

•	Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance.

•	The market is defined by reference to general industry, as well as a specific peer group.

•	Leadership compensation is aligned with stockholders’ interests, and leadership will be rewarded when the interests of stockholders are advanced.

•	The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers.

•	We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities. For example, we have no active defined benefit pension plan or retiree medical plan.

Below we summarize certain executive compensation practices that we have implemented, and other practices that we have avoided:

WHAT WE DO:

✓    Tie a high percentage of executive pay to performance

✓     Establish measurable goals and objectives in the beginning of the performance period for performance-based grants

✓    Structure our compensation programs to avoid incentives to take excessive risk

✓    Maintain “double-trigger” vesting provisions on severance and equity upon a change in control

✓    Pay dividend or dividend equivalents on performance shares only to the extent shares are earned and vested

✓    Review “tally sheets” that illustrate the total payment from all programs to executives under certain termination scenarios

✓    Require our executive officers and directors to hold Company stock pursuant to stock ownership guidelines

✓    Have a recoupment, or “claw back”, policy

✓    Prohibit the following activities by executive officers or directors:

¡     Hedging transactions, and/or short sales involving Company stock

¡     Pledging Company stock, or depositing or holding Company stock in a margin account

✓     Rely on the advice of an independent compensation consultant who provides no other services to the Company

WHAT WE DON’T DO:

×       No perquisites (other than standard relocation)

×       No tax gross-ups on change in control or on perquisites

×       No re-pricing or cash buyout of out-of-the-money stock options

×       No individual employment contracts or change of control agreements

×       No inclusion of the value of equity awards in pension or severance calculations

SECTION 3 -- ELEMENTS OF EXECUTIVE COMPENSATION

Our 2015 compensation program emphasized performance-based compensation that promoted the achievement of short- and long-term business objectives that were aligned with our business strategy and rewarded performance when those objectives were met. The basic elements of our compensation program are as follows:

•

Base Salary: Base salary is intended to provide a certain level of fixed cash pay that compensates an executive for job performance and reflects the scope and level of responsibility. Competitive salary helps to recruit and retain executives.

•

Annual Cash Incentives: Annual cash incentives are paid after the end of each year based on the level of attainment of performance goals. This component, which can result in a payment of 0-200% of target opportunity for

2015, promotes achievement of our short-term business objectives. The use of five metrics, which include financial, safety and environmental measures, provides a holistic view of performance, which balances financial and operational performance while limiting reliance on any one metric which could encourage excessive risk-taking.

•

Long-Term Incentives: These awards are designed to provide a strong incentive for executives to pursue business strategies intended to increase our stock price and thus provide strong alignment with stockholders’ interests. These awards also promote executive retention. Generally, when equity is awarded, restricted share units and stock options vest ratably over three years. In addition, the performance share units vest on the third anniversary of the date of grant, provided that certain performance goals are met.

SECTION 4 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND MARKET DATA

The CEO reviews the performance of our NEOs, other than himself, and makes recommendations to the Compensation Committee with respect to their compensation, including salary, annual cash incentive opportunities and grants of long-term incentive awards. The Compensation Committee reviews and determines the compensation of these executives after considering the CEO’s input and recommendations, and its own judgment of each executive’s performance during the period.

Each year, the Board of Directors establishes measurable performance goals and objectives for the CEO and the Company, and reviews and evaluates the CEO’s performance in light of these goals and objectives. The Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO, based upon the Board’s review and assessment of the CEO’s performance. In its review of the incentive components of CEO compensation, the Committee also may consider a number of factors, including, but not limited to the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The Board then makes a determination regarding CEO compensation, after considering the Committee’s recommendations. The Compensation Committee and the CEO also discuss the financial metrics to be used to measure the performance of the Company and its business units. The CEO attends Compensation Committee meetings but is not present for, and does not participate in, discussions concerning his own compensation. In addition, the CEO does not attend the executive sessions of the Compensation Committee.

Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. Since 2011, the Compensation Committee has retained Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to provide advice on executive compensation matters. Pursuant to the NYSE listing standards, the Committee regularly reviews the consultant’s independence relative to key factors, including: (i) whether the consultant provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Compensation Committee; (v) ownership of SunCoke stock and (vi) any personal or business relationships with executive officers. Based on its assessment, the Committee concluded that CAP is independent and that no conflicts of interest exist.

CAP provides advice on emerging trends, competitive pay levels and regulatory developments as they relate to executive compensation. CAP’s services included evaluating our NEO total compensation competitive positioning, developing our compensation peer group, assisting in our long-term incentive plan design, assessing potential risks in our incentive plans and assisting in the preparation of this Compensation Discussion and Analysis. CAP performs no other work for us.

We operate in a very unique sector of the industry, with no public companies that are direct competitors. The market data that the Compensation Committee considers when making executive compensation decisions is based in part on information from a national survey conducted by Towers Watson. During 2015, the SunCoke Energy survey data was a blend of general industry survey data for companies with revenues of between $1 billion and $3 billion.

To supplement the survey data when making compensation decisions, management recommended and the Compensation Committee approved a peer group of 17 companies to be used to supplement the survey data. Our 2015 compensation peer group reflects companies that align with our business, and with which we compete for executive talent and for customers. Our compensation peer group also includes companies to which investors look for alternative investments (i.e., compete for capital) and companies with a size comparable to ours in terms of revenue and market capitalization. The only change to our compensation peer group from 2014 was the removal of CONSOL Energy, as a result of CONSOL and SunCoke reducing their respective Coal business segments. Our compensation peer group had revenues ranging from $753 million to $6.5 billion, with a median of $2.4 billion. The companies in our 2015 compensation peer group are:

• Airgas, Inc.	• Ferro Corporation

• AK Steel Holding Corporation	• Globe Specialty Metals, Inc.

• Albemarle Corporation	• GrafTech International Ltd.

• Allegheny Technologies Incorporated	• Koppers Holdings Inc.

• AM Castle & Co.	• Martin Marietta Materials, Inc.

• Cabot Corporation	• Materion Corporation

• Carpenter Technology Corporation	• Vulcan Materials Company

• Cloud Peak Energy Inc.	• Worthington Industries, Inc.

• W. R. Grace & Co.

SECTION 5 -- PAY MIX, OPPORTUNITY AND LEVERAGE

The total direct compensation opportunity for each NEO in 2015 was based on the NEO’s annual salary rate, annual target cash incentive award opportunity and annual target long-term incentive award opportunity. In making its 2015 decisions, the Compensation Committee considered both the survey data and peer group data. The Compensation Committee retained the flexibility to adjust compensation levels based upon other factors such as individual experience and performance. The compensation opportunity for Mr. Henderson was unchanged from 2014. The 2015 total compensation targets for the other NEOs were generally within 20 percent of the median of the general survey data.

For 2015, Mr. Henderson’s total targeted compensation was 29% higher than the peer group median and 15% higher than the general industry survey median. The Compensation Committee felt that the deviation from the median reflected his individual experience as a former chief executive of one of the largest and most closely followed industrial companies in the world. Mr. Henderson is a highly experienced senior-level executive with general operations, manufacturing expertise, as well as senior-level financial, strategic planning, business development, management development and compensation experience. Mr. Henderson also has diverse international experience, and health, environment and safety experience critical to our operational mission. For 2016, based upon the challenges facing the industry and Company, Mr. Henderson recommended, and the Compensation Committee approved, a $125,000 reduction in base salary and an overall reduction in his total compensation of approximately 25%. With the actions approved by the Compensation Committee effective January 1, 2016, Mr. Henderson’s total targeted compensation is 10% below the peer group median and 18% below the general industry total compensation median.

As discussed earlier, our philosophy is to drive a performance-oriented culture. To this end, performance-based compensation makes up a meaningful portion of each NEO’s compensation as demonstrated in the chart below. We consider the compensation we pay through annual cash incentives under the Annual Incentive Plan, or AIP, and long-term equity grants under the Long-Term Performance Enhancement Plan, or LTPEP, to be performance-based.

Note: These percentages are based on existing NEO’s salary, annual and long-term incentive targets at year-end 2015.

Base Salary

Base salary is the only fixed portion of total direct compensation for our NEOs. We focus on setting base salaries that are competitive with the market, though actual positioning may vary based on factors such as individual performance, responsibilities associated with the position, experience in the position and more broadly, internal equity and the competitive market at the time of recruitment.

The base salaries of Mr. Henderson, Mr. Thomson and Ms. Cade were unchanged from 2014. Mr. Thomson left the Company on October 1, 2015. In conjunction with Mr. Thomson’s departure, Mr. Hardesty was promoted to Senior Vice President Commercial Operations, Business Development, Terminals and International Coke. In connection with this promotion, Mr. Hardesty’s base annual salary was increased from $335,000 to $380,000, effective September 28, 2015. Ms. West’s base annual salary was increased from $400,000 to $460,000 effective September 28, 2015. Ms. Cade resigned from the Company effective October 22, 2015. Ms. Gates was appointed to succeed Ms. Cade as Senior Vice President, General Counsel and Chief Compliance Officer. In connection with her promotion to that position, effective October 22, 2015, Ms. Gates’ annual base salary was increased from $272,950 to $340,000. Mr. Yeaw was promoted to Senior Vice President, Human Resources effective November 1, 2015. In conjunction with his promotion, Mr. Yeaw’s base annual salary was increased from $351,750 to $375,000.

Annual Cash Incentive Awards

•

Overview: The NEOs participated in the SunCoke Annual Incentive Plan, or AIP, which is a performance-based annual cash incentive plan designed to promote the achievement of our short-term business objectives by providing competitive incentive opportunities to executives who can significantly impact our performance. The payout under the AIP for each NEO is based on a combination of financial and operating goals, as well as individual performance. An executive’s annual incentive payment, if any, may not exceed 200% of his or her target incentive opportunity and is determined by the following formula:

Payout = Base Salary x Target Incentive Opportunity x Company Payout Factor (0-200%) x

Individual Performance Factor (0-150%)

•	Target Incentive Opportunity: Each executive has a target incentive opportunity that is expressed as a percentage of salary. The 2015 target incentives for our NEOs were as follows:

Mr. Henderson: 110%; Mr. Thomson: 75%; Ms. West: 70%; Ms. Cade: 60%; Mr. Yeaw: 50%. The targets for Mr. Henderson, Mr. Thomson, Ms. West, Ms. Cade and Mr. Yeaw did not change from 2014. Mr. Hardesty’s target was increased from 60% to 70% in conjunction with his promotion to Senior Vice President Commercial Operations, Business Development, Terminals and International Coke. Ms. Gates’ target was increased from 40% to 50% effective with her appointment to the role of Senior Vice President, General Counsel and Chief Compliance Officer.

•	Performance Criteria: For 2015, the AIP used the following corporate performance goals:

Metric	Weighting	Rationale

• Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adj. EBITDA)	50%	Adjusted EBITDA was selected as the primary measure since we believe it best aligns with key measures of our business strategy and strongly correlates with stockholder value creation.

• Pre-Tax Return on Invested Capital (Pre- Tax ROIC)	10%

Pre-Tax ROIC assesses how effectively we use our capital invested in our operations and how much value we create. Pre-Tax Return on Invested Capital (ROIC) is defined as Adjusted EBITDA less depreciation expense plus net income attributable to non-controlling interests divided by average invested capital (stockholders’ equity plus total debt net of cash and cash equivalents).

• Operating Cash Flow	10%	Operating cash flow measures the cash generated by our business activities. The cash generated by our business activities includes receipts from customers and payments for operating expenses.

• Safety Performance	15%

Safety performance consists of three metrics: (i) the Coke Plant Safety Rate (80% weighting) and (ii) the Terminals Safety Rate (20% weighting), all of which are measured using the regulatory (Occupational Safety and Health Administration and Mine Safety and Health Administration) Recordable Incident Rate (actual recordable incidents x 200,000, which is the approximate number of hours a person works each year multiplied by 100, divided by total man-hours worked).

• Environmental Performance	15%

Environmental performance is determined by a comprehensive assessment of (i) venting levels relative to each plant’s operating permit; (ii) the number and magnitude of “deviations,” which are defined as noncompliance with an Environmental Protection Agency air permit term; (iii) compliance with the Consent Decree at our Haverhill and Granite City locations; and (iv) various other factors, including satisfactory progress to resolve notices of violation at our facilities. In conducting its assessment of these factors, the Compensation Committee does not use a formulaic approach, but applies its judgment as to whether and at what level they have been satisfied.

The following table sets forth the quantitative performance goals for 2015 and the achievement factors based on a percentage of target. The threshold or 0% achievement is typically set at a level which would represent minimum acceptable performance by the Company in the context of the business conditions and other challenges facing the Company. The target or 100% achievement is set at a level which would represent performance that is more demanding, but still reasonably attainable. The maximum or 200% achievement is set at a level which would represent extraordinary performance.

	Achievement Factor (1)
Performance Goal	0%	85%	100%	115%	200%
3
Adjusted EBITDA (2)	<$166,800,000	$190,000,000	$207,500,000	$224,000000	>$248,100,000
Pre-Tax ROIC	<6.0%	7.9%	9.3%	10.7%	12.6%
Operating Cash Flow	<$97,300.000	$116,300,000	$135,000,000	$152,700,000	$172,700,000
Coke Plant Safety Rate	>1.50	1.04	0.90(3)	0.76	<0.40
Terminals Safety Rate	>1.60	1.50	1.00(3)	0.50	0.00

(1)	The achievement factors for results falling between the percentages set forth above are determined by straight line interpolation.

(2)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization (EBITDA), adjusted for asset and goodwill impairment, sales discounts and the interest, taxes, depreciation and amortization attributable to our equity method investment (as defined in Item 7 of the Company’s Form 10K).

(3)

In addition, in order to achieve performance in excess of 100%, there must be no high severity incidents. High severity defined as any injury: a) requiring immediate hospitalization for five or more days for treatment (admissions for observatory purposes only do not apply), b) resulting in 90 days or more away from work or restricted time, or c) resulting in a fatality

The following chart sets forth each performance goal, the weighting of each goal, the actual performance, achievement factor, approved adjustments to the performance results and achievement factor, as well as the resulting payout factor:

Performance Goal	Weighting	Actual Performance	Approved Performance(1)	Achievement Factor	Approved Achievement Factor(1)	Company Payout Factor

Adjusted EBITDA	50%	$185,800,000	$182,800,000	69.6%	58.5%	29.3%
Pre-tax ROIC	10%	4.3%	5.6%	0%	0%	0%
Operating Cash Flow	10%	$141,100,000	$136,700,000	105.2%	101.4%	10.1%
Safety(2)	15%	N/A	N/A	105.7%	105.7%	15.8%
Environmental(3)	15%	N/A	N/A	105.0%	105.0%	15.8%
Total Payout Factor						71.0%

The difference between the actual performance and approved performance, as well as the achievement factor and the approved achievement factor result from the following adjustments:

(1)

In calculating the Achievement Factor for Adjusted EBITDA, the Compensation Committee excluded the positive impact of the Convent Marine Terminal acquisition in 2015 of $21.0 million of EBITDA and $12.8 million in Operating Cash Flow. This was partially offset by the exclusion of $1.8 million of costs related to the Convent acquisition (over and above any budgeted amounts).

In addition, the Committee excluded the significant and unbudgeted increase in our black lung reserve related to the restructuring of the Coal business of $(6.3) million in EBITDA, severance costs (net of 2015 benefit) related to the streamlining and downsizing of our corporate staff totaling $(3.5) million in

EBITDA and $(0.2) million in Operating Cash Flow, and the unanticipated impact of the shutdown of the Haverhill Chemicals operation which impacted our Haverhill coke plant EBITDA and Operating Cash Flow to the extent of $(6.4) million.

The adjustments to EBITDA flowed through to pre-tax ROIC. The net effect of these adjustments decreased the approved Company payout from 76.8% to 71.0%.

(2)	Based on the weighted average of actual performance: Coke Plant Safety of 0.85 (105.3% payout) and Terminals Safety rate of 0.94 (106.0% payout).

(3)	Based on exceeding goals related to venting levels and implementing actions to insure compliance with the Haverhill and Granite City consent decree.

Individual performance is also a component of the annual cash incentive. Concurrent with the determination of the Company component, the CEO reviews the individual contributions of each of the other NEOs against their respective individual goals set at the beginning of the year. Based on this review, the CEO makes a recommendation to the Compensation Committee regarding the individual component and the resulting total award for each of the other NEOs. Based upon the Board’s review and assessment of the CEO’s performance, the Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO.

For 2015, the Compensation Committee awarded bonuses to each NEO, including the CEO, which reflected attainment of the individual performance goals. With respect to Messrs. Henderson, Hardesty and Yeaw, based on the Company’s overall operational and financial performance, management recommended and the Compensation Committee approved an individual performance factor of 100%. Ms. West’s individual performance factor was 105%, based on her work to analyze and quantify customer risks, improved budgeting process and her skill in managing the Company’s investor relations in a challenging business environment. Ms. Gates’ individual performance factor was 110%, based on her rapid transition to the General Counsel role and continued management and progress on environmental compliance matters. Mr. Thomson received a pro rata bonus pursuant to his separation agreement with the Company. The total bonus amounts paid to each NEO for 2015 were: Mr. Henderson: $761,475; Mr. Thomson; $203,681: Mr. Hardesty $154,247; Ms. West $240,051; Mr. Yeaw; $133,125; Ms. Gates; $93,185 and Ms. Cade: $0.

The AIP works in conjunction with the Senior Executive Incentive Plan, or SEIP, which acts as an overlay to the AIP and sets a performance-based ceiling on the bonuses paid under the AIP, so that they meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. For 2015, the SEIP covered Mr. Henderson, Mr. Thomson and Ms. Cade (CFOs are not subject to Section 162(m)). With Adjusted EBITDA as the performance metric, the Compensation Committee established a bonus pool under the SEIP equal to 5% of Adjusted EBITDA, with Mr. Henderson eligible for a bonus opportunity of 50% of the bonus pool and each of Mr. Thomson and Ms. Cade eligible for a bonus opportunity of 25% of the bonus pool. As discussed above, the Compensation Committee also established performance goals for each NEO pursuant to the AIP and exercised its discretion to adjust the SEIP bonus pool amounts on the basis of achievement of the AIP criteria and pursuant to the terms of the AIP. To the extent that an NEO is awarded a bonus amount above the calculated bonus under the AIP, any such incremental amount is paid under the SEIP. For 2015, there were no payouts under the SEIP Plan.

Long-Term Performance Enhancement Plan (LTPEP)

Equity awards under the LTPEP are designed to align the executives’ compensation with the interests of stockholders by creating a direct linkage between the executives’ rewards and stockholders’ gains, provide management with the ability to increase equity ownership in SunCoke Energy, provide competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives. There are three elements to our long-term incentive program:

•

Stock Options. Stock options are a form of compensation that allows the executive to purchase SunCoke Energy common stock at a fixed price (typically the closing price on the date of grant), within a specified period. The number of stock options granted is determined by dividing the value to be granted by the option’s value based on a Black-Scholes model. The options generally vest ratably over three years on each anniversary of the grant date.

•

Restricted Share Units. Restricted share units, or RSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon continued employment with the Company through the end of the applicable restriction period. The number of RSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. RSU awards generally vest ratably over three years on each anniversary of the grant date.

•

Performance Share Units. Performance share units, or PSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon the attainment of performance goals established by the Committee for the applicable performance period as well as the participant’s continued employment with SunCoke. The number of PSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. The February 2015 grants have a three-year performance period, ending on December 31, 2017. The two performance metrics for the February 2015 grants were: (1) percentile ranking for the Company’s three-year total shareholder return, or TSR, average versus that of the S&P 600; and (2) the Company’s average three-year pre-tax return on capital invested (or “ROIC”) in our coke making and terminals operations versus a target pre-tax ROIC of 13%, based on the Company’s three-year business plan. The threshold performance level for pre-tax ROIC is 10% and the maximum payout is at 16%. The threshold performance for TSR is the 25th percentile of the S&P 600 and the maximum payout is at the 75th percentile. Each of these metrics is equally weighted and any performance level between the target and the threshold or maximum is determined by straight line interpolation. The Compensation Committee determines the level of achievement of the goals after the end of the performance period. The level of payout of the PSUs varies from zero to 200%, although the Compensation Committee retains the discretion to reduce, but not to increase, the ultimate level of payout of such awards.

Each year, the Compensation Committee evaluates the appropriate compensation mix and reviews data from the peer companies and other survey data regarding the typical mix of medium- and long-term incentive awards. Based upon the NEO’s long-term incentive target and position, and factoring in peer company practices, as well as our compensation philosophy, the Compensation Committee determines the appropriate mix of equity vehicles for each executive as well as the target long-term incentive compensation as a percentage of base salary.

Our long-term incentive awards are subject to other terms and conditions set forth in the applicable award agreements. In February 2015, the Compensation Committee made the following equity awards to the NEOs:

Name	Stock Options	RSUs	PSUs	Total Award Value

Mr. Henderson	272,177	43,269	108,173	$3,656,250
Ms. West	32,754	9,112	9,112	$440,000
Mr. Hardesty	19,950	5,550	5,550	$268,000
Mr. Yeaw	18,703	10,406	-	$251,250
Ms. Gates	7,890	4,390	-	$106,000
Mr. Thomson	56,947	15,843	15,843	$765,000
Ms. Cade	26,873	7,476	7,476	$361,000

For Mr. Henderson, the allocation was 30% stock options, 20% RSUs and 50% PSUs. For Ms. West, Mr. Hardesty, Mr. Thomson and Ms. Cade, the allocation was 30% stock options, 35% RSUs and 35% PSUs. For Ms. Gates and Mr. Yeaw, the allocation was 70% RSU’s and 30% stock options; they were not eligible to receive PSUs in 2015. In connection with his promotion, Mr. Hardesty received a second equity grant on October 1, 2015 consisting of 29,868 RSUs with an award value of $250,000. Ms. West received a second equity grant for retention purposes on October 1, 2015 consisting of 8,960 RSUs and 39,682 stock options with a total award value of $150,000.

The three year performance period for PSUs awarded in 2013 ended on December 31, 2015. Mr. Henderson and Mr. Hardesty are the only NEOs to receive a payout. No other current NEOs received an award, and the PSU awards of the former NEOs were forfeited when their employment with the Company ended. The payout for the PSUs was based 50% on TSR versus the S&P 600, and 50% based on achievement of pretax Return on Invested Capital (ROIC) for the coke business versus target pre-tax ROIC. Based upon performance as shown in the following table, they will receive 25.6% of this PSU grant and accumulated dividends.

SunCoke 2013—2015 Performance Share Metrics

		Threshold	Target	Maximum
	Weight	0%	100%	200%	YTD/Forecast	Performance Payout	Adjusted Weight
Avg. 3-year SunCoke TSR vs. 3-year S&P 600 (2013 - 2015)	50%	25th percentile	50th percentile	75th percentile	1.58 percentile	0.00%	0.0%

3-year avg. pre-tax return on capital (“ROIC”) - Coke only	50%	12.0%	17.0%	22.0%	14.56%	51.26%	25.6%
							25.6%
Performance between threshold, target and maximum will be adjusted proportionately 3-year TSR calculation: (10-day closing average - 10-day opening average)/10-day opening average

SECTION 6 -- OTHER COMPENSATION INFORMATION

Perquisites

We do not provide our NEOs with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance or tax preparation. The Company may reimburse relocation costs for newly retained or relocated NEOs.

Stock Ownership Guidelines

Under our stock ownership guidelines, our executives are required to maintain direct ownership in our common stock in the following amounts:

•	CEO: Five times annual base salary

•	Senior Vice Presidents and above: Three times annual base salary

•	Vice Presidents: One times annual base salary

These guidelines were effective January 1, 2012, and an executive has five years in which to comply, with the expectation that the executive will accumulate approximately 20% each year. The number of shares required to be owned by each executive is determined by dividing the applicable salary amount described above by $17.39, the average high and low price of our stock on July 21, 2011, the date of our IPO. Outstanding stock options (vested and unvested) as well as unearned performance-based restricted share units do not count toward these guidelines. Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares held under our retirement plans, count toward these guidelines.

As of December 31, 2015, Mr. Henderson and Mr. Hardesty had met more than 100% of their ownership requirements and Ms. West had met 65.1% of her ownership requirement, and she has four remaining years in which to meet her ownership requirement. Ms. Gates’ and Mr. Yeaw’s ownership requirement changed from one times salary to three times salary in conjunction with their promotions and they each will have five years in which to meet the new requirement.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits short sales of Company stock, as well as the purchase, sale, or exercise of any puts, calls, or other options (other than options granted pursuant to any incentive compensation plan of the Company) on Company stock, or “hedging.” Our Insider Trading Policy also prohibits employees, officers and directors of the Company from pledging Company stock as collateral for any loan, or depositing any Company stock in a margin account.

Recoupment Policy

Our recoupment, or “claw back,” policy allows for recoupment of incentive compensation, with a three-year look-back. Under this policy, if the Company restates its financial statements, or if an officer of the Company violates a Company policy or confidentiality covenant, or engages in conduct detrimental to the Company’s business or reputation, the Compensation Committee has the discretion to cancel outstanding awards of, or opportunities to receive, cash or equity incentive compensation and to recoup incentive compensation already paid or awarded to an officer during the three-year period preceding the date the restatement obligation was determined or the date of the officer’s misconduct.

Retirement Benefits

•

SunCoke 401(k) Plan: SunCoke Energy offers all of its employees, including the NEOs, the opportunity to participate in the SunCoke 401(k) Plan formerly known as SunCoke Energy Profit Sharing and Retirement Plan, which is a tax qualified defined contribution plan with 401(k) and profit sharing features designed primarily to help participating employees accumulate funds for retirement. Our employees may make elective contributions and, we make company contributions consisting of a matching contribution equal to 100% of employee contributions up to 5% of eligible compensation and an employer contribution equal to 3% of eligible compensation. All NEOs are eligible to receive these contributions.

•

Savings Restoration Plan: The Savings Restoration Plan, or SRP, is an unfunded, nonqualified deferred compensation plan that is made available to participants in the SunCoke 401(k) Plan whose compensation is exceeds the IRS limits on compensation that can be taken into account under that Plan ($265,000 for 2015). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Employer contributions will be credited to the accounts of each employee who elects to defer compensation and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. SunCoke Energy can also make additional discretionary contributions. As a cost reduction measure, the Company suspended all Company contributions to the Savings Restoration Plan beginning January 1, 2016, which will save approximately $250,000 in 2016.

Severance and Change in Control Benefits

Our NEOs participate in the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan. The purpose of these plans is to recognize an executive’s service to SunCoke Energy and provide a market competitive level of protection and assistance if an executive is involuntarily terminated. The Special Executive Severance Plan is also designed to reinforce and encourage the continued attention and dedication of senior executives of SunCoke Energy in the event of a possible major transaction. These plans are described in detail in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

In connection with Mr. Thomson’s termination of employment, he and the Company entered into a separation agreement, pursuant to which he is entitled to receive the severance benefits described under the Involuntary Severance Plan, except that, in consideration for a release of claims, he is also entitled to receive a pro rata annual cash incentive payment based upon actual performance of the Company in 2015. In addition, the stock options previously granted to Mr. Thomson that are vested and exercisable as of October 1, 2015 will remain vested and exercisable (unless earlier expired) through October 1, 2018. Because Mr. Thomson’s termination is considered a “retirement” under the terms of the 2015 LTPEP award agreements, he is eligible to receive a pro rata portion of the 2015 PSU grant based on actual performance at the end of the performance period, and 75% of the 2015 RSU grant will continue to vest. All other outstanding equity was forfeited. In consideration for the extended exercise period for vested options, Mr. Thomson agreed to employee non-solicitation restrictions for two years following termination and to non-compete and customer non-solicitation restrictions for one year following his termination. These benefits are included in the Summary Compensation Table.

Other SunCoke Energy Benefits

Our NEOs participate in the same basic benefits package and on the same terms as other eligible SunCoke Energy employees. The benefits package includes the savings program described above, as well as medical and dental benefits, disability benefits, insurance (life, travel and accident), death benefits and vacations and holidays.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its CEO and the three most highly compensated officers, other than the CFO, unless the compensation qualifies as performance-based compensation. While base salary and time-based restricted share units by their nature do not qualify as performance-based compensation under Section 162(m), we have structured the stock options and the performance share units under the LTPEP and the annual incentive awards under the SEIP and AIP to so qualify. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our NEOs.

However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in the best interests of SunCoke Energy and its stockholders.

Assessment of Risk Related to Compensation Practices

In February 2015, our Compensation Committee, in consultation with CAP, considered whether our compensation policies and practices for our employees, including the NEOs, were reasonably likely to have a material adverse effect on SunCoke Energy. In concluding that this was not the case, the Compensation Committee determined that our executive compensation program was consistent with SunCoke Energy’s risk management strategies. In the case of employees below the Senior Vice President level, salary is generally a significant portion of their compensation. In the case of the NEOs, annual cash incentive compensation awards were based on five different corporate metrics (which limited excessive reliance on any one metric), target goals were set at appropriate levels and payments were capped at 200% of target. Long-term incentive awards, which consist of stock options, restricted share units and performance share units, contain multi-year vesting periods, thus promoting employee retention and aligning management’s interest with those of our stockholders. Our stock ownership requirements help further align the interests of executives with those of stockholders.

Summary Compensation Table

The following table sets forth compensation information for our NEOs for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013:

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)

Frederick A. Henderson	2015	$1,012,500	$0	$2,633,322	$1,382,659	$761,475		$130,009	(5)	$5,919,965
Chairman,	2014	$975,000	$0	$2,411,390	$1,585,551	$612,612		$172,586		$5,757,139
President & CEO	2013	$965,385	$0	$2,270,327	$1,387,500	$1,182,324		$178,426		$5,983,962

Fay West	2015	$431,539	$0	$389,210	$241,389	$240,051		$45,200	(6)	$1,347,389
Sr. VP & CFO	2014	$321,269	$0	$136,498	$63,422	$133,463		$39,502		$694,154

Phillip M. Hardesty Sr. VP, Com Ops, BD,
Int. Coke, & Terminals	2015	$360,000	$0	$441,379	$101,346	$154,247		$91,338	(7)	$1,148,310

Gary P. Yeaw
Sr. VP, Human Resources	2015	$366,082	$0	$175,861	$95,011	$133,125		$40,289	(8)	$810,368

Katherine T. Gates
Sr. VP, GC, Chief Compliance Officer	2015	$295,329	$0	$74,191	$40,081	$93,185		$75,143	(9)	$577,929

Michael J. Thomson	2015	$400,154	$0	$546,324	$289,291	$203,681	(10)	$212,635	(11)	$1,652,085
Former	2014	$509,999	$0	$536,255	$290,278	$218,484		$74,159		$1,629,175
President & COO	2013	$503,269	$0	$501,952	$249,378	$416,983		$72,086		$1,743,668

Denise R. Cade	2015	$320,077	$0	$257,800	$136,515	$0	(12)	$71,974	(13)	$786,366
Former Corp. Sec’y	2014	$377,115	$0	$243,080	$131,576	$179,071		$50,449		$981,291
& Chief Comp. Officer	2013	$362,115	$0	$221,926	$110,250	$253,497		$48,903		$996,691

(1)	Due to the timing of pay periods, salary for 2015 reflects 27 pay periods rather than the usual 26 pay periods.

(2)

The amounts reported in this column reflect the grant date fair value of restricted share unit and performance share unit awards made under the LTPEP to the NEOs listed in this table. The grant date fair value of the time-vesting restricted share units was determined in accordance with FASB ASC Topic 718. The performance share unit amounts are based on the probable outcome of the performance conditions. See Note 21 to the Form 10-K in the 2015 Annual Report for a complete description of the assumptions used for these valuations. The grant date fair value of the performance share unit awards were as follows, assuming the performance conditions of such awards are achieved at their maximum potential levels:

2015($)

Frederick A. Henderson	3,804,152
Fay West	320,444
Phillip M. Hardesty	195,178
Gary P. Yeaw	0
Katherine T. Gates	0
Michael J. Thomson	557,155
Denise R. Cade	262,910

(3)

The amounts reported in this column reflect the grant date fair value of stock option awards made under the LTPEP to the NEOs, determined in accordance with FASB ASC Topic 718. See Note 21 to the Form 10-K in the 2015 Annual Report for a complete description of the assumptions used for these valuations.

(4)

The amounts in this column reflect annual cash incentive payments to each NEO under our Annual Incentive Plan and Senior Executive Incentive Plan. A description of these plans can be found in the Compensation Discussion and Analysis section of this proxy statement.

(5)

The All Other Compensation column for 2015 includes (i) $108,809 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

(6)

The All Other Compensation column for 2015 includes (i) $24,000 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

(7)

The All Other Compensation column for 2015 includes (i) $18,844 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (iii) $51,293 as a relocation stipend.

(8)

The All Other Compensation column for 2015 includes (i) $19,089 representing Company matching and annual contributions to the Savings Restoration Plan; and (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

(9)

The All Other Compensation column for 2015 includes (i) $12,405 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (iii) $41,538 as a relocation stipend.

(10)	Pursuant to Mr. Thomson’s separation agreement, he was entitled to a pro rata portion of the 2015 annual incentive based on 2015 Company performance.

(11)

The All Other Compensation column for 2015 includes (i) $28,291 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan; (iii) severance payments of $133,875; (iv) $1,471 of Company subsidized COBRA premiums; and (v) vacation payout of $27,797.

(12)	Ms. Cade resigned from SunCoke Energy in October 2015 and therefore was not eligible for 2015 non-equity incentive plan compensation.

(13)

The All Other Compensation column for 2015 includes (i) $18,731 representing Company matching and annual contributions to the Savings Restoration Plan; (ii) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (iii) vacation payout of $32,042.

2015 Grant of Plan-Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan awards (1)			Estimated Future Payouts Under Equity Incentive Plan awards (3)
Named Executive Officer	Grant Date	Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#) (4)	Target (#)	Maximum (#)	All Other Stock Awards: No. of Shares of Stock or Units (#) (5)	All Other Option Awards: No. of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Share) (7)	Grant Date Fair Value of Stock and Option Awards (8)
F.A. Henderson		—	1,072,500	2,145,000
	2/18/2015				—	108,173	216,346				1,902,076
	2/18/2015							43,269			731,246
	2/18/2015								272,177	16.90	1,382,659
F. West		—	322,000	644,000	—
	2/18/2015					9,112	18,224				160,222
	2/18/2015							9,112			153,993
	2/18/2015								32,754	16.90	166,390
	10/1/2015							8,960			74,995
	10/1/2015								39,682	8.37	74,999
M. Hardesty		—	217,250	434,500(9)
	2/18/2015				—	5,550	11,100				97,589
	2/18/2015							5,550			93,795
	2/18/2015								19,950	16.90	101,346
	10/1/2015							29,868			249,995
G. Yeaw		—	187,500	375,000
	2/18/2015				—	0	0				0
	2/18/2015							10,406			175,861
	2/18/2015								18,703	16.90	95,011
K. Gates		—	119,316	238,632(10)
	2/18/2015				—	0	0				0
	2/18/2015							4,390			74,191
	2/18/2015								7,890	16.90	40,081
M. Thomson		—	286,875	573,750(11)
	2/18/2015					15,843	31,686				278,578
	2/18/2015							15,843			267,747
	2/18/2015								56,947	16.90	289,291
D. Cade(12)		—	228,000	456,000
	2/18/2015				—	7,476	14,952				131,455
	2/18/2015							7,476			126,344
	2/18/2015								26,873	16.90	136,515

(1)

The amounts in these columns were established under the AIP. These estimated payouts were based on pre-established goals for 2015. Thus, the amounts shown in the columns reflect the range of potential payments when the performance goals were set in early 2015. Actual amounts paid for 2015 are shown in the Summary Compensation Table. A description of the AIP can be found in the Compensation Discussion and Analysis section of this proxy statement.

(2)

Under the AIP, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from $1 to the maximum amount, subject to the approval of the Compensation Committee.

(3)

The amounts reported in these columns represent the target number of performance share units granted to each NEO, and the range of the potential number of performance share units that may be issued to each NEO for the 2015-2017 performance period. Each unit represents the right to receive a share of Company common stock. Terms applicable to the performance share units grant reported in this column are described in the Long-Term Performance Enhancement Plan (LTPEP) section of the Compensation Discussion and Analysis. In general, these performance share units vest on the third anniversary date of the grant, subject to a risk of forfeiture by participant, with the payout of such PSUs being conditioned upon performance goals and continued employment at SunCoke Energy until the date the Compensation Committee determines the payout levels. The awards are also subject to prorata vesting upon retirement and accelerated vesting of the target amount upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.

(4)

Under the performance share unit award agreement, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from one share to the maximum amount, subject to the approval of the Compensation Committee.

(5)

This column reflects the number of restricted share units granted to our NEOs in 2015. In general, these restricted shares vest on the first, second and third anniversary date of the grant, subject to continued employment at SunCoke Energy and subject to accelerated vesting upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.

(6)

This column reflects the number of stock options granted to our NEOs in 2015. In general, these awards vest on the first, second and third anniversary date of the grant, subject to continued employment with SunCoke Energy and subject to continued vesting upon retirement after the year of grant, and accelerated vesting upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(7)	The exercise price is equal to the closing price of our common stock on the date of grant.

(8)

The grant date fair value was calculated in accordance with FASB ASC Topic 718. The value of the performance share units is based on the probable outcome of the performance conditions. With respect to the performance share units, in accordance with ASC 718, the performance share units that are earned based on ROIC are valued at the fair market value of the common stock on the date of grant. Performance share units earned are based on the Total Shareholder Return metric, and are valued based on a Monte-Carlo simulation which, in this case, leads to a higher accounting value.

(9)

The estimated future payouts under non-equity incentive plan awards for Mr. Hardesty was prorated for his time and compensation in his prior role and in his current role of Senior Vice President, Commercial Operations, Business Development, Terminals and International Coke.

(10)

The estimated future payouts under non-equity incentive plan awards for Ms. Gates was prorated for her time and compensation in her prior role and in her current role as Senior Vice President, General Counsel and Chief Compliance Officer.

(11)	Pursuant to Mr. Thomson’s separation agreement, he was entitled to a pro rata portion of the 2015 annual incentive based on 2015 Company performance.

(12)

Ms. Cade resigned from SunCoke Energy in October 2015 and therefore was not eligible for 2015 non-equity incentive plan compensation and forfeited any unvested restricted share units, unvested performance share units and unvested options.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 31, 2015:

	Option Awards					Stock awards
Named Executive Officer	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: No. of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(14)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(13)
F.A. Henderson	646,464			17.39	7/21/2021	108,361	(7)	376,013	165,558		574,486
	393,386			14.28	2/15/2022
	154,165	77,085	(3)	16.55	2/20/2023
	67,240	134,484	(4)	22.30	2/26/2024
	0	272,177	(5)	16.90	2/18/2025
F. West	31,515	0		17.39	7/21/2021	24,417	(8)	84,727	9,112		31,619
	5,355	2,679	(3)	16.55	2/20/2023
	2,689	5,380	(4)	22.30	2/26/2024
	0	32,754	(5)	16.90	2/18/2025
	0	39,682	(6)	8.37	10/1/2025
P. M. Hardesty	40,000	0		13.75	7/21/2021	39,710	(9)	137,794	8,997		31,220
	8,895	4,449	(3)	16.55	2/20/2023
	4,122	8,246	(4)	22.30	2/26/2024
	0	19,950	(5)	16.90	2/18/2025
G. P Yeaw	40,404	0		17.39	7/21/2021	18,520	(10)	64,264	0
	7,583	3,792	(3)	16.55	2/20/2023
	3,234	6,469	(4)	22.30	2/26/2024
	0	18,703	(5)	16.90	2/18/2025
K. Gates	1,599	801	(3)	16.55	2/20/2023	7,272	(11)	25,234	0
	661	1,325	(4)	22.30	2/26/2024
	0	7,890	(5)	16.90	2/18/2025
M. Thomson(1)	50,519	0		22.31	3/30/2017	11,882	(12)	41,231	3,961	(15)	13,744
	59,992	0		20.26	12/5/2017
	88,725	0		11.18	12/3/2018
	24,943	0		8.93	3/3/2020
	134,343	0		17.39	7/21/2021
	24,944	0		8.93	3/3/2020
	24,945	0		8.93	3/3/2020
	27,708	0		16.55	2/20/2023
	12,310	0		22.30	2/26/2024
	0	0		16.90	2/18/2025
D. Cade(2)	61,616	0		17.39	7/21/2021	0			0
	12,249	0		16.55	2/20/2023
	5,579	0		22.30	2/26/2024
	0	0		16.90	2/18/2025

(1)

Pursuant to Mr. Thomson’s separation agreement with the Company, he has through October 1, 2018 to exercise any vested options. All unvested options were forfeited. Because Mr. Thomson’s termination is considered a “retirement” under the terms of the 2015 LTPEP award agreements, he is eligible to receive a pro rata portion of the 2015 PSU grant based on actual performance at the end of the performance period, and 75% of the 2015 RSU grant will continue to vest.

(2)	Due to Ms. Cade’s resignation with the Company, all of her unvested options, restricted share units and performance share units were cancelled.

(3)

One-third of these options vest on each of the first, second and third anniversaries of the February 20, 2013 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(4)

One-third of these options vest on each of the first, second and third anniversaries of the February 26, 2014 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(5)

One-third of these options vest on each of the first, second and third anniversaries of the February 18, 2015 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(6)

One-third of these options vest on each of the first, second and third anniversaries of the October 1, 2015 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(7)

16,807 of these restricted share units were granted on February 15, 2012 and will vest on the fourth anniversary of the grant date. 20,959 of these restricted share units were granted on February 20, 2013 and will vest on the third anniversary of the grant date. 27,326 of these restricted share units were granted on February 26, 2014, of which 13,663 will vest on the second anniversary of the grant date and 13,663 will vest on the third anniversary of the grant date. 43,269 restricted share units were granted on February 18, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(8)

2,265 of these restricted share units were granted on February 20, 2013 and will vest on the third anniversary of the grant date. 4,080 of these restricted share units were granted on February 26, 2014, of which 2,040 will vest on the second anniversary of the grant date and 2,040 will vest on the third anniversary of the grant date. 9,112 restricted share units were granted on February 18, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. 8,960 restricted share units were granted on October 1, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(9)

1,612 of these restricted share units were granted on February 20, 2013 and will vest on the third anniversary of the grant date. 2,680 of these restricted share units were granted on February 26, 2014, of which 1,340 will vest on the second anniversary of the grant date and 1,340 will vest on the third anniversary of the grant date. 5,550 restricted share units were granted on February 18, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. 29,868 restricted share units were granted on October 1, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(10)

3,207 of these restricted share units were granted on February 20, 2013 and will vest on the third anniversary of the grant date. 4,907 of these restricted share units were granted on February 26, 2014, of which 2,454 will vest on the second anniversary of the grant date and 2,453 will vest on the third anniversary of the grant date. 10,406 restricted share units were granted on February 18, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(11)

1,160 of these restricted share units were granted on February 20, 2013 and will vest on the third anniversary of the grant date. 1,722 of these restricted share units were granted on February 26, 2014, of which 861 will vest on the second anniversary of the grant date and 861 will vest on the third anniversary of the grant date. 4,390 restricted share units were granted on February 18, 2015, and will vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(12)

15,843 restricted share units were granted on February 18, 2015. Because Mr. Thomson was retirement eligible on his termination date, 75% of his grant (11,882 units) will continue to vest at a rate of 1/3 on the first, second and third anniversaries of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(13)	The market value of these shares is based on the closing price of SunCoke Energy on December 31, 2015 or $3.47.

(14)

These shares reflect the target number of performance share units granted on February 26, 2014 to each NEO for the 2014-2016 performance period and the target number of performance share units granted on February 18, 2015 to each NEO for the 2015-2017 performance period.

(15)	Mr. Thomson will receive a pro rata portion of his 2015 PSU award, based on actual performance at the end of the performance period.

2015 Option Exercises and Stock Vested Table

The following table sets forth the exercises of options and vested awards for the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
Named Executive Officer	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frederick A. Henderson	0	0	105,192	1,375,641
Fay West	0	0	6,998	110,780
Phillip M. Hardesty	0	0	8,338	100,221
Gary P. Yeaw	0	0	9,112	144,625
Katherine T. Gates	0	0	2,021	36,262
Michael J. Thomson	0	0	20,498	305,055
Denise R. Cade	0	0	9,297	138,032

(1)

The amount in this column represents the difference between the closing price of our common stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)

The amounts in this column represent the value realized by multiplying the closing price of our common stock on the date of vesting by the number of shares vested. Included for Mr. Henderson and Mr. Hardesty are the vested PSUs from the 2013 PSU award, which vested at 25.6%, as approved by the Compensation Committee on February 17, 2016.

2015 Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions, earnings and account balances under our Savings Restoration Plan, or SRP, for 2015:

Named Executive Officer	Executive Contributions in 2015 ($)(1)	Registrant Contributions in 2015 ($) (2)	Aggregate Earnings In 2015 ($) (3)	Aggregate Withdrawals/ Distributions In 2015 ($)	Aggregate Balance as of December 31, 2015 ($) (4)
Frederick A. Henderson	$68,006	$108,809	$11,626	$0	$1,004,079
Fay West	$45,000	$24,000	-$3,667	$0	$218,287
Phillip M. Hardesty	$23,556	$18,844	-$23,770	$0	$131,930
Gary P. Yeaw	$28,634	$19,089	-$1,343	$0	$166,196
Katherine T. Gates	$7,753	$12,405	-$380	$0	$49,755
Michael J. Thomson	$17,682	$28,291	-$4,092	$0	$312,956
Denise R. Cade	$23,415	$18,732	$5,843	$0	$201,302

(1)	These amounts are reported in the Summary Compensation Table, under either “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)

These amounts represent contributions made under our SRP, which include matching contributions equal to 100% of the first 5% and an annual contribution equal to 3% of compensation deferred by the participant under the SRP. These amounts are reported in the Summary Compensation Table under “All Other Compensation”.

(3)	The earnings in this column are not included in the Summary Compensation Table.

(4)

The aggregate balances reported in this column for each NEO include amounts reported previously in prior years’ Summary Compensation Tables: Mr. Henderson: $815,639; Ms. West: $152,954; Mr. Hardesty: $113,299; Mr. Yeaw: $119,815; Ms. Gates: $29,977; Mr. Thomson: $271,075; and Ms. Cade: $153,313.

Savings Restoration Plan

On December 6, 2011, the Compensation Committee adopted the SRP, effective as of January 1, 2012. The SRP is an unfunded, nonqualified deferred compensation plan that is made available to participants in our 401(k) Plan whose compensation is expected to exceed the IRS limit on compensation that can be taken into account under that Plan ($265,000 for 2015). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the applicable IRS compensation limit. Such amounts will be credited to a bookkeeping account established for each participant as of the date the amounts would otherwise have been paid to the participant. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. The SRP was amended to provide that, effective January 1, 2016, no further employer contributions will be made to the SRP.

Participants are always fully vested in their own deferrals as well as the 3% employer contribution, and they will vest in the employer matching contributions and discretionary contributions in accordance with the vesting schedule in the 401(k) Plan, which provides for 100% vesting after three years of service. Participants can direct the investment of their bookkeeping accounts among the same investment alternatives available under the 401(k) Plan. Unless the participant elects otherwise, distributions are made in a lump sum on the first day of the seventh month following termination of employment (or immediately to the participant’s beneficiary in the event of the participant’s earlier death). The participant can elect, prior to his or her first year of participation, to receive a distribution in installments over two to ten years instead of a lump sum if he or she terminates due to retirement, which is defined as termination after attaining age 55 with 10 years of service, or age 60 with 5 years of service. In addition, a participant can elect, concurrently with the annual deferral election, to receive an in-service lump sum distribution of the amount he or she elects to defer for such year, with such payment date not earlier than three years from the end of the year in which the election is made. A participant can change the time or method of distribution in limited circumstances. Upon a change in control, the SRP will automatically terminate, and all account balances distributed to participants.

Potential Payments upon Termination or Change in Control

We provide benefits to our NEOs upon termination of employment under certain circumstances. These benefits are in addition to the benefits to which the NEOs would be entitled upon a termination of employment generally (which include vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA). The incremental benefits payable to the NEOs are described as follows:

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause (as defined in the Plan), death or disability. Severance is paid in monthly installments over a 13- to 26-month period, and ranges from one to two times the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. In addition, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical plan benefits at active employee rates for the period during which the participant receives severance payments (which run concurrently with COBRA); continuation of life insurance coverage equal to one time’s the executive’s base salary; and outplacement services. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment. The multiples of base salary and annual incentive for the NEOs are as follows: Mr. Henderson: 2x; Ms. West: 1.5x; Mr. Hardesty: 1.5x; Ms. Gates: 1.5x; and Mr. Yeaw: 1.5x.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause, death or disability, or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, equal to two to three times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s target annual incentive in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date, with the multiple depending on the executive’s position. In addition, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical and dental plan benefits at active employee rates for either two or three years (with COBRA eligibility beginning at the end of the applicable continuation period), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. In addition, if an executive is terminated without cause within two years of the change in control all equity awards will vest and stock options continue to be exercisable for one year following such termination, which is consistent with the LTPEP. If the benefits received by an executive upon a change in control would trigger an excise tax under Section 280G of the Internal Revenue Code, the benefits under the plan will either (i) be paid to the executive, in which case he or she will be responsible for the tax or, (ii) if it would result in a greater after-tax benefit to the executive, be reduced so that no excise tax is triggered. The multiples of base salary and annual incentive for the eligible NEOs are as follows: Mr. Henderson: 3x; Ms. West: 2x; Mr. Hardesty: 2x; Ms. Gates: 2x; and Mr. Yeaw: 2x.

Long-Term Performance Enhancement Plan

Under the LTPEP, if within 24 months following a change in control a participant’s employment is terminated by SunCoke Energy other than for cause, death or disability or by the participant for good reason (as such terms are defined in the LTPEP), all equity awards will vest under the terms of the award agreements, and stock options continue to be exercisable for one year following such termination. In addition, stock options continue to vest if retirement occurs on or after December 31 of the calendar year in which the stock option was granted, and fully vest upon death or disability. Restricted share units fully vest upon death or disability and, in the case of retirement, current year RSU grants continue to vest based on a quarterly proration schedule from date of grant. Performance share units vest at target upon death or disability and, in the case of retirement, are prorated monthly based on time worked and are paid out based on company performance.

Potential Payments upon Termination or Change in Control Table

The table set forth below quantifies the additional benefits that would be paid to each current NEO pursuant to the arrangements described above, assuming a termination of employment and/or change in control occurred on December 31, 2015:

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Frederick A. Henderson:
• Cash Severance (1)	--	$4,095,000	$6,142,500
• Annual Incentive (2)	$761,475	$761,475	$761,475
• Health & Welfare Continuation (3)	--	$31,208	$49,203
• Stock Option Acceleration Value (4)	$0	--	$0
• Restricted Share Unit Acceleration Value (4)	$376,013	--	$376,013
• Performance Share Unit Acceleration Value (4)	$792,673	$137,192(5)	$792,673
• Outplacement (6)	--	$9,500	$9,500
TOTAL	$1,930,161	$5,034,375	$8,131,364
Fay West:
• Cash Severance (1)	--	$1,173,000	$1,564,000
• Annual Incentive (2)	$228,620	$228,620	$228,620
• Health & Welfare Continuation (3)	--	$2,025	$2,700
• Stock Option Acceleration Value (4)	$0	--	$0
• Restricted Share Unit Acceleration Value (4)	$84,727	--	$84,727
• Performance Share Unit Acceleration Value (4)	$31,619	$3,037(5)	$31,619
• Outplacement (6)	--	$9,500	$9,500
TOTAL	$344,966	$1,416,182	$1,921,166
Phillip M. Hardesty:
• Cash Severance (1)	--	$969,000	$1,292,000
• Annual Incentive (2)	$154,247	$154,247	$154,247
• Health & Welfare Continuation (3)	--	$23,406	$32,802
• Stock Option Acceleration Value (4)	$0	--	$0
• Restricted Share Unit Acceleration Value (4)	$137,794	--	$137,794
• Performance Share Unit Acceleration Value (4)	$45,610	$8,295	$45,610
• Outplacement (6)	--	$9,500	$9,500
TOTAL	$337,650	$1,164,448	$1,671,953
Gary P. Yeaw
• Cash Severance (1)	--	$843,750	$1,125,000
• Annual Incentive (2)	$133,125	$133,125	$133,125
• Health & Welfare Continuation (3)	--	$15,265	$21,339
• Stock Option Acceleration Value (4)	$0	--	$0
• Restricted Share Unit Acceleration Value (4)	$18,520	--	$18,520
• Performance Share Unit Acceleration Value (4)	--	--	--
• Outplacement (6)	--	$9,500	$9,500
TOTAL	$151,645	$1,001,640	$1,307,484
Katherine T. Gates
• Cash Severance (1)	--	$765,000	$1,020,000
• Annual Incentive (2)	$84,715	$84,715	$84,715
• Health & Welfare Continuation (3)	--	$8,916	$12,416
• Stock Option Acceleration Value (4)	$0	--	$0
• Restricted Share Unit Acceleration Value (4)	$25,234	--	$25,234
• Performance Share Unit Acceleration Value (4)	--	--	--
• Outplacement (6)	--	$9,500	$9,500
TOTAL	$109,949	$868,131	$1,151,865

(1)

These amounts represent the salary continuation made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control and the Special Executive Severance Plan on or after a change in control.

(2)

These amounts represent the current year annual incentive made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control, the Special Executive Severance Plan on or after a change in control and the SunCoke Annual Incentive Plan for termination for death or disability.

(3)

These amounts reflect the continuation of medical benefits and life insurance coverage under the Executive Involuntary Severance Plan and the continuation of medical and dental benefits and life insurance coverage under the Special Executive Severance Plan.

(4)

The market value of stock options, restricted share units and performance share units that would vest under the Long-Term Performance Enhancement Plan is calculated based on the closing price of our common stock on December 31, 2015 of $3.47.

(5)

In the case of retirement, the NEO is entitled to a pro rata portion of the shares the NEO would have received had the NEO remained employed through the end of the three-year performance period. Since this number cannot be currently determined, the table reflects a pro rata portion of the target number.

(6)	These amounts represent the outplacement benefit our executives are eligible to receive under each termination Plan.

Pursuant to Mr. Thomson’s separation with SunCoke Energy, his termination benefits under the Executive Involuntary Severance plan are as follows: cash severance of $1,338,750, health and welfare continuation of $14,021, and $9,500 of outplacement services. Under Mr. Thomson’s separation agreement with the Company, he is also entitled to receive a pro rata annual cash incentive of $203,681, which was based on 2015 Company performance. Mr. Thomson’s vested options as of his termination date will continue to remain vested and exercisable through October 1, 2018. Because Mr. Thomson’s termination is considered a “retirement” under the terms of the 2015 LTPEP award agreements, he is eligible to receive a pro rata portion of the 2015 PSU grant on actual performance at the end of the performance period and 75% of the 2015 RSU grant will continue to vest. All other equity was forfeited. Ms. Cade did not receive any severance benefits in connection with her resignation of employment.

PROPOSAL 2 -- ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.

Our strategy with respect to compensation of our NEOs focuses upon tying compensation to stockholder value over the long-term. Our compensation structure has a strong performance orientation with a significant portion of pay at risk based on short and longer-term performance. The level of pay at risk increases progressively at positions of greater responsibility. Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance. The market is defined by reference to general industry, as well as a specific peer group. Leadership compensation is aligned with stockholders’ interests; leadership will be rewarded when the interests of stockholders are advanced, and also realize compensation reductions when the share price declines. The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers. We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

We are asking our stockholders to indicate their support for our NEO compensation structure as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote to approve our executive compensation is advisory, and therefore not binding on SunCoke Energy, the Compensation Committee or the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The current frequency of our stockholder advisory vote on executive compensation is annually, and the next such vote will be held at our 2016 Annual Meeting of Stockholders.

Recommendation

The Board of Directors recommends you vote “FOR” the advisory approval of our executive compensation.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND

PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

Beneficial Stock Ownership of Persons Owning More Than Five Percent of Common Stock

The following table shows the amount of our common stock beneficially owned by stockholders who we know to be the beneficial owners of more than 5% of the outstanding shares of SunCoke Energy common stock. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name	Shares of Common Stock	Percent of Common Stock Outstanding

BlackRock, Inc. (1)	6,037,242	9.40%
Dimensional Fund Advisors LP (2)	3,394,498	5.30%
Kingstown Capital Partners, LLC (3)	6,375,000	9.96%
Mangrove Partners Master Fund, Ltd.	7,627,496	11.90%
The Vanguard Group (4)	3,468,994	5.42%

(1)

Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 27, 2016. BlackRock, Inc. has sole voting power with respect to 5,875,413 shares, and sole dispositive power with respect to 6,037,242 shares. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)

Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 9, 2016. Dimensional Fund Advisors LP has sole voting power with respect to 3,212,272 shares. The mailing address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)

Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 16, 2016. Kingstown Capital Partners, LLC has shared voting and dispositive power with respect to 6,375,000 shares. The mailing address of Kingstown Capital Partners, LLC is 100 Park Avenue - 21st Floor, New York, NY 10017.

(4)

Number is based on information contained in Schedule 13D filed with the Securities and Exchange Commission on December 31, 2015 and Form 4 subsequently filed on January 28, 2016. Mangrove Partners Master Fund, Ltd. has shared voting and dispositive power with respect to 7,627,496 shares. The mailing address of Mangrove Partners Master Fund, Ltd. is c/o Maples Corporate Services, Ltd., P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Is. KY1-1104.

(5)

Number is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 16, 2016. The Vanguard Group has: sole voting power with respect to 126,356 shares; shared voting power with respect to 7,200 shares; sole dispositive power with respect to 3,339,838 shares; and shared dispositive power with respect to 129,156 shares. The mailing address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned as of March 1, 2016 by each director of SunCoke Energy, by each of our current NEOs and by all current directors and executive officers of SunCoke Energy as a group. Each person has sole investment and voting power over the securities listed in the table.

Name	Shares of Common Stock		Right to Acquire Within 60 days After March 1, 2016(1)	Total	Percent of Common Stock Outstanding

Frederick A. Henderson	235,406		1,496,307	1,731,713	2.70%
John W. Rowe	5,000	(2)	—	5,000	*
Andrew D. Africk	0		—	0	*
Alvin Bledsoe	5,934	(2)	—	5,934	*
Robert J. Darnall	39,124	(2)	—	39,124	*
Peter B. Hamilton	36,528		—	36,528	*
Robert A. Peiser	0		—	0	*
James E. Sweetnam	31,715	(2)	—	31,715	*
Fay West	15,099		55,846	70,945	*
P. Michael Hardesty	49,692		28,239	77,931	*
Gary P. Yeaw	25,051		64,481	89,532	*
Katherine T. Gates	4,222		6,354	10,576	*
All directors and executive officers as a group (12 persons)	447,771		1,651,227	2,098,998	3.27%

*	Less than one percent of our outstanding common stock.

(1)

The amounts shown in this column reflect shares of SunCoke common stock which the persons listed have the right to acquire as a result of the exercise of stock options, and/or conversion of restricted share units, within 60 days after March 1, 2016 under certain plans, including the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan.

(2)

Certain directors have elected to defer their stock awards into common share units under the Directors’ Deferred Compensation Plan described on page 17 of this proxy statement. Each common share unit is treated as if it were invested in shares of common stock, but these common share units do not have voting rights. Dividend equivalents are credited in the form of additional common share units. Such common share units will be settled in cash following termination of the director’s service on the Board, based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date. The following directors hold such common share units: Mr. Bledsoe: 33,679 units; Mr Darnall: 10,629 units; Mr. Rowe: 23,031 units; and Mr. Sweetnam: 33,679 units.

Certain of our directors and executive officers own common units representing limited partnership interests of SunCoke Energy Partners, L.P., a master limited partnership in which SunCoke Energy has a 50.7% ownership interest. The number of such common units beneficially owned by individuals listed in the “Beneficial Stock Ownership of Directors and Executive Officers” Table as of March 1, 2016 is as follows (each person has sole investment and voting power over the securities listed):

Name	Number of SXCP Common Units	Right to Acquire Within 60 days After March 1, 2015 (1)	Total	Percent of SXCP Common Units Outstanding

Frederick A. Henderson	20,500	—	20,500	*
John W. Rowe	0	—	0	*
Andrew D. Africk	0	—	0
Alvin Bledsoe	1,000	—	1,000	*
Robert J. Darnall	10,000	—	10,000	*
Peter B. Hamilton	0	—	0	*
Robert A. Peiser	0	—	0
James E. Sweetnam	16,100	—	16,100	*
Fay West	0	—	0	*
P. Michael Hardesty	2,431	—	2,431	*
Gary P. Yeaw	2,500	—	2,500	*
Katherine T. Gates	0	—	0	*
All directors and executive officers as a group (12 persons)	52,531	—	52,531	*	%

*	Less than one percent of the total number of the issued and outstanding common units, representing limited partnership interests in SunCoke Energy Partners, L.P.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the Audit Committee dated February 19, 2016 with respect to SunCoke Energy’s audited financial statements for the year ended December 31, 2015. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that SunCoke Energy specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: Messrs. Bledsoe, Darnall and Sweetnam. All of the members are independent directors under the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on our corporate website at www.suncoke.com.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm and reviewing the services performed by our independent registered public accounting firm and internal audit department. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of SunCoke Energy’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of our independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services. SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with SunCoke Energy’s management and KPMG LLP (“KPMG”). The Audit Committee also has discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from SunCoke Energy.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Audit Committee:

Alvin Bledsoe (Chair)

Robert J. Darnall

James E. Sweetnam

Audit Fees

The following table sets forth the fees billed by our independent registered public accounting firm for the years ended December 31, 2015 and December 31, 2014. KPMG served as our principal independent registered public accountant for the fiscal year ended December 31, 2015, while Ernst & Young LLP, or EY, was our principal independent registered public accountant for the fiscal year ended December 31, 2014. The following table shows the fees billed for audit, audit-related services and all other services for each of the last two years:

Audit and Non-Audit Fees
	KPMG LLP 2015	Ernst & Young LLP(1) 2015	Ernst & Young LLP 2014
Audit Fees (2)	$1,606,075	$489,883	$1,378,376

Audit-Related Fees (3)	292,000	—	—
Tax Fees (4)	—	47,423	206,112
All Other Fees	—	—	—

Total	$1,898,075	$537,306	$1,584,488

(1)

Effective May 8, 2015, SunCoke formally terminated the services of EY as SunCoke’s independent registered public accounting firm. The dismissal of EY as the independent registered public accounting firm was approved by the SunCoke’s Audit Committee. EY’s report regarding SunCoke’s financial statements for the fiscal year ended December 31, 2014 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2014, and during the period from January 1, 2015 to the date of dismissal, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of EY would have caused it to make reference to the subject matter of such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The amounts billed by EY in 2015 relating to the filing of SunCoke’s 2015 Annual Report on Form 10-K, reflect fees associated certain quarterly reviews, consents, comfort letters, accounting consultations and other non-recurring items in connection with updates to the financial statements included in SunCoke’s Annual Report on Form 10-K for the years ended December 31, 2014 and 2013. Effective May 8, 2015, in connection with the dismissal of EY, and following the approval of the SunCoke’s Audit Committee, SunCoke appointed KPMG as SunCoke’s new independent registered public accounting firm to audit SunCoke’s financial statements for the fiscal year ended December 31, 2015.

(2)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q, fees for reviews of our registration statements filed with the SEC and audit services provided in connection with other statutory and regulatory filings.

(3)

Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor, such as employee benefit plan audits, and agreed upon procedures required to comply with financial, accounting or regulatory reporting. Audit related fees for 2015 included due diligence services provided in relation to an acquisition.

(4)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance and international tax consulting and planning services.

Audit Committee Pre-Approval Policy

SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance. The policy:

(1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired,

(2) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited and

(3) sets forth pre-approval requirements for all permitted services.

In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the policy requires that our Vice President and Controller report the amount of fees incurred for the various services provided by the auditor not less frequently than semiannually. The Audit Committee has delegated authority to its Chair to pre-approve one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000, as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any such pre-approvals must then be reported at the next scheduled meeting of the Audit Committee.

PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Introduction

The Audit Committee has appointed KPMG to serve as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider the appointment and may retain KPMG or another accounting firm without resubmitting the matter to stockholders.

Even if the stockholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of SunCoke Energy and our stockholders. Representatives from KPMG are expected to be present at the 2016 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of KPMG as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

OTHER INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding the number of shares of our common stock that may be issued under the LTPEP and the Retainer Stock Plan.

Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted avg. exercise price of outstanding options, warrants and rights (b) (1)	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,387,337(2)	$17.90	2,654,292
Equity compensation plans not approved by security holders	—	—	—

Total	5,387,337	$17.90	2,654,292 (3)

(1)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which were granted at no cost to participants).

(2)

Includes conversions of Sunoco, Inc. common stock to SunCoke Energy common stock upon completion of our IPO on July 21, 2011 and subsequent and grants made under the LTPEP. Consists of 4,908,034 stock options, 1,282,698 restricted share units, and 326,961 performance share units net of cancellations and forfeitures covering 1,130,356 shares.

(3)	Consists of 2,212,663 shares available for issuance under the LTPEP and 441,629 shares available for issuance under the Retainer Stock Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based upon our review of filings made with the SEC and representations made by our directors and executive officers, we believe that our directors and executive officers timely filed all reports required under Section 16(a) during the fiscal year ended December 31, 2015, except for the report filed February 11, 2015 on behalf of one of our independent directors, Mr. Sweetnam, which was inadvertently filed late due to an administrative error. This filing reported an open market purchase of SunCoke Energy common stock.

Future Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2017 Annual Meeting, the proposal must be received by our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, on or before November 23, 2016 and comply with the procedures and requirements set forth in Rule 14a-8(e)(2) under the Exchange Act.

In accordance with the advance notice requirements contained in our Amended and Restated Bylaws, for director nominations or other business to be brought before the 2016 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on January 5, 2017 and no later than the close of business on February 4, 2017 to our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

These stockholder notices must comply with the requirements of our Amended and Restated Bylaws and will not be effective otherwise.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by SunCoke Energy. In addition to solicitation by mail, our officers and other employees may solicit proxies personally, by telephone and by facsimile. We may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for an estimated fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

Lisle, Illinois

March 23, 2016

SUNCOKE ENERGY, INC. 1011 WARRENVILLE ROAD SUITE 600 LISLE, IL 60532

VOTE BY INTERNET - www.proxyvote.com

Vote the shares online and request future electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Help us reduce the costs of printing and mailing proxy materials by consenting to receive all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up, please follow the instructions to vote using the Internet above and, when prompted, indicate that you agree to access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 4, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02025-P74524	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNCOKE ENERGY, INC. The Board of Directors recommends you vote FOR the following:
1.	To elect three directors to the 2016 Class of directors whose term expires in 2019.
	Nominees:	For	Against	Abstain
	1a. Andrew D. Africk	☐	☐	☐

	1b. Robert A. Peiser	☐	☐	☐

	1c. John W. Rowe	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3					For	Against	Abstain
2.	To hold a non-binding advisory vote on the compensation of the Company's named executive officers; and				☐	☐	☐
3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.				☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, or is unclear, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy should sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at

www.proxyvote.com.

E02026-P74524

SUNCOKE ENERGY, INC.
Annual Meeting of Stockholders
May 5, 2016, 9:00 a.m.
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Frederick A. Henderson and Fay West, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SUNCOKE ENERGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 5, 2016, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, OR IS UNCLEAR, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

IF YOU DO NOT VOTE BY TELEPHONE, OR OVER THE INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side